UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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THERMON GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 27, 2016

To the stockholders of Thermon Group Holdings, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation (the "Company," "Thermon," "we" or "our"), will be held on Wednesday, July 27, 2016, at 11:30 a.m. Central Time, at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Blvd, Houston, Texas 77032 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)	to elect as directors the eight nominees named in the Proxy Statement, each for a term of one year;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017;

(3)	to approve, on a non‑binding advisory basis, the compensation of our executive officers; and

(4)	to transact such other business that may properly come before the 2016 Annual Meeting and any postponement or adjournment thereof.

Only holders of record of our common stock as of the close of business on June 1, 2016 (the "Record Date") are entitled to receive notice of, attend, and vote at the 2016 Annual Meeting.

The Company is pleased to continue utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. Accordingly, on or about June 10, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of the Record Date. The Notice contains instructions on how to access our proxy materials via the Internet as well as information on how to vote your shares.

It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted.

By Order of the Board of Directors

Charles A. Sorrentino
Chairman of the Board
San Marcos, Texas
June 10, 2016

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting to be Held Wednesday, July 27, 2016:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2016 Annual Report are available at: http://proxy.thermon.com

Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 27, 2016

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our" or "us") for use at the 2016 Annual Meeting of Stockholders of the Company to be held at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Blvd, Houston, Texas 77032 on Wednesday, July 27, 2016 at 11:30 a.m. Central Time, and any adjournment or postponement thereof (the "2016 Annual Meeting").

Pursuant to provisions of our Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 1, 2016 was established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2016 Annual Meeting (the "Record Date").

As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the Record Date who are entitled to vote at the 2016 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about June 10, 2016. We first made this Proxy Statement available online to our stockholders at http://proxy.thermon.com on or about June 10, 2016, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC on May 31, 2016 (the "2016 Annual Report").

How can I attend the 2016 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the 2016 Annual Meeting, which will be held on Wednesday, July 27, 2016 at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Blvd, Houston, Texas 77032. Doors will open at 11:00 a.m., Central Time, and the meeting will begin promptly at 11:30 a.m., Central Time.

What is the Company’s fiscal year?

The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2014, 2015 and 2016 and the fiscal year ending March 31, 2017 as "Fiscal 2014," "Fiscal 2015," "Fiscal 2016" and "Fiscal 2017," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

What items will be voted on at the 2016 Annual Meeting?

Stockholders may vote on the following proposals at the 2016 Annual Meeting:

•	the election to the Board of the eight nominees named in this Proxy Statement, each for a term of one year;

•	ratification of the appointment of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for Fiscal 2017; and

•	the approval, on a non-binding advisory basis, of the compensation of our executive officers.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2016 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2016 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	"FOR" each of the nominees to the Board;

•	"FOR" ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2017; and

•	"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of the Company’s executive officers.

Who may vote at the 2016 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 32,232,486 shares of the Company’s common stock issued and outstanding and approximately 44 stockholders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by AST at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form." If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

What is the quorum requirement for the 2016 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2016 Annual Meeting is required for the transaction of business. This is called a quorum. If you (i) are present and vote in person at the 2016 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2016 Annual Meeting will be adjourned until a quorum is obtained.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the 2016 Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•
In person. If you wish to vote in person at the 2016 Annual Meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2016 Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the 2016 Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid photo identification such as a driver's license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form that was sent to you by the organization holding your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2016 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new vote instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2016 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted?

All shares represented by valid proxies received prior to the 2016 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2016 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2016 Annual Meeting is Proposal No. 2 (to ratify the appointment of the Company’s independent registered public accounting firm for Fiscal 2016). All other matters scheduled to be voted upon are non-routine and therefore broker non-votes may exist in connection with Proposals No. 1 (to elect directors) and No. 3 (to approve, on a non-binding advisory basis, the compensation of our executive officers). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals No. 1 and No. 3 if you want your vote to count.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect directors): Directors shall be elected by a plurality of the votes cast at the 2016 Annual Meeting. The eight director nominees receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders. Broker non-votes are not considered votes cast on the matter and will have no effect on the outcome of the proposal. Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee, which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the 2016 Annual Meeting are certified.

Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares (i) present in person or by proxy at the 2016 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with the proposal.

Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our executive officers): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares (i) present in person or by proxy at the 2016 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of the proposal.

Who will serve as the inspector of election?

A representative from AST will serve as the inspector of election.

Where can I find the voting results of the 2016 Annual Meeting?

The preliminary voting results will be announced at the 2016 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2016 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf.

Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

Will any other matters be acted on at the 2016 Annual Meeting?

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2016 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2016 Annual Meeting, please contact: Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666, Attention: General Counsel, Telephone: (512) 396-5801.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board currently consists of eight directors with each term expiring at the 2016 Annual Meeting. The authorized number of directors is presently fixed at eight. Rodney L. Bingham, the Company's former President and Chief Executive Officer and Director, resigned from the Board on March 31, 2016 upon his retirement. Bruce A. Thames was promoted to the position of President and Chief Executive Officer and appointed as a member of the Board on April 1, 2016.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for re-election at the 2016 Annual Meeting and Bruce A. Thames for election at the 2016 Annual Meeting. Each of the directors elected at the 2016 Annual Meeting will serve a one-year term expiring at the 2017 Annual Meeting of Stockholders (the "2017 Annual Meeting").

Name	Position	Age as of the 2016 Annual Meeting	Director Since
Marcus J. George	Director	46	2010
Richard E. Goodrich	Director	72	2010
Kevin J. McGinty	Director	67	2012
John T. Nesser, III	Director	67	2012
Michael W. Press	Director	69	2011
Stephen A. Snider	Director	68	2011
Charles A. Sorrentino	Chairman of the Board	71	2010
Bruce A. Thames	Director, President and Chief Executive Officer	53	2016

Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2016 Annual Meeting, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.

The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.

Marcus J. George has served as a director since April 2010. In 2015, Mr. George co-founded and is currently a partner at Onward Capital LLC, a private equity firm focused on investing in and growing lower middle market industrial businesses. Mr. George previously served as a partner at the private equity firm CHS Capital LLC ("CHS") until March 2015. CHS is one of our former private equity sponsors and significant stockholders. Mr. George joined CHS in 1997 and was promoted to partner in 2007. He also served as a partner at Shorehill Capital, LLC, a private equity firm focused on control investments in middle market industrial and distribution companies from 2013 to 2014. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the Corporate Finance Group. He was also an associate at KPMG from 1991 to 1993. Mr. George previously served as a director of GSE Holdings, Inc. ("GSE") from June 2011 to August 2014, Dura-Line Holdings, Inc., Waddington North America, Inc. and KB Alloys, LLC. Mr. George holds a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Richard E. Goodrich has served as a director since April 2010. He is a retired executive vice president and chief financial officer of Chicago Bridge & Iron Company N.V. (NYSE:CBI), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, he served as executive vice president and chief financial officer of CBI from 2001 to 2005 and as acting chief financial officer until June 2006. Mr. Goodrich has served as a director of Chart Industries, Inc. (NASDAQ:GTLS) since 2006 and currently serves on its audit and compensation committees. He previously served as a director of GSE from June 2011 to August 2014. He is a Certified Public Accountant having been certified in the District of Columbia in November 1970 (license inactive). Mr. Goodrich brings to the Board financial and strategic expertise as well as the experience and international operations insight of a chief financial officer of a large multinational company.

Kevin J. McGinty has served as a director since June 2012. He is a retired senior advisor of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm. Prior to founding Peppertree in January 2000, he served as a Managing Director of Primus Venture Partners from 1990 to 1999. In both organizations, Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an executive vice president. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of managing director for a variety of private equity firms. Mr. McGinty previously served as a director of Marlin Business Services, Inc. (NASDAQ:MRLN) from February 1998 to 2014. He also has 25 years of experience serving as a director of privately held companies. Mr. McGinty has also held leadership positions with various cultural and community organizations. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his M.B.A. in finance from Cleveland State University. The Board views Mr. McGinty’s independence, his banking experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for serving as a director.

John T. Nesser, III has served as a director since June 2012. Since July 2013, Mr. Nesser has served as the co-founder, manager, co-chief executive officer and director of All Coast, LLC ("All Coast"). Following its acquisition of Hercules Offshore Domestic Liftboat Fleet in July 2013, All Coast owns and operates the largest fleet of liftboats for the offshore oil and gas market in the Gulf of Mexico. Mr. Nesser retired as executive vice president and chief operating officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company with a focus on the energy industry, as associate general counsel in 1998 and spent over ten years in various senior management roles, including as general counsel, chief administrative officer and chief legal officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser has served as a director of Layne Christensen Company (NASDAQ:LAYN) since August 2013 and is currently the chair of its compensation committee and a member of the audit and nominating and corporate governance committees. Mr. Nesser also served as a director of Seahawk Drilling Incorporated ("Seahawk") from August 2009 to October 2011. Mr. Nesser is a member of the Texas and Louisiana Bar Associations and is also a member of the Louisiana State University Law Center Board of Trustees. Mr. Nesser holds a B.S. in Business Administration, majoring in finance and a J.D. from Louisiana State University. We believe that Mr. Nesser’s significant prior experience in the roles of chief operating officer and general counsel and his legal and operational backgrounds make a significant contribution to the Board’s mix of backgrounds and skills and qualify him to be a director.

Michael W. Press has served as a director since the completion of the Company's initial public offering of common stock ("IPO") in May 2011. He is a retired chief executive officer of KBC Advanced Technologies PLC (LSE:KBC), a publicly traded international petroleum and petrochemicals consulting and software firm, a position he held from 1997 to 2001. Since 2001, Mr. Press has served on various boards of directors and worked with a number of private equity backed companies in the United States, Europe and Asia, often in preparation for a public listing or sale. He served on the board of directors of Chart Industries, Inc. (NASDAQ:GTLS) from 2006 to 2016. He served on the board of directors of Lamprell plc (LSE:LAM), a provider of diversified engineering and contracting services to the onshore and offshore oil & gas and renewable energy industries, from 2013 to 2015. Mr. Press previously served as a director and senior independent director of Petrofac, Ltd. (LSE:PFC) from 2002 to 2010. He holds a B.S. from Colorado College, an M.S. from Columbia University and an Advanced Management Program degree from Stanford University. Mr. Press brings to the Board substantial experience as a director and executive officer of publicly held companies and over 30 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He also has significant manufacturing, operations, finance, corporate governance and corporate development experience.

Stephen A. Snider has served as a director since June 2011. Mr. Snider is a retired chief executive officer and director of Exterran Holdings, Inc. (NYSE:EXH), a global natural gas compression services company, from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P. (NASDAQ:EXLP), a domestic natural gas contract compression services business, from August 2007 to June 2009. Both companies are publicly traded and headquartered in Houston, Texas. Prior to that, Mr. Snider was President, Chief Executive Officer and director of Universal Compression Holdings Inc. ("Universal") from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies. He has served as a director of Energen Corporation (NYSE:EGN) since 2000 and is currently the chair of its compensation committee and member of its governance and nominations committee. He joined the board of directors of TETRA Technologies, Inc. (NYSE:TTI) in July 2015 and currently serves as a member of its compensation and nominating and corporate governance committees. He also served as a director of Dresser-Rand Group Inc. (NYSE:DRC) from 2009 through its merger with Siemens AG in July 2015. Mr. Snider also served as a director of Seahawk from August 2009 to February 2011. Mr. Snider holds a B.S. in Civil Engineering from the University of Detroit and an M.B.A. from the University of Colorado at Denver. Mr. Snider brings to the Board leadership experience, including as a public company chief executive officer and director, and extensive experience in the energy industry, including more than 25 years dedicated to natural gas compression and processing.

Charles A. Sorrentino has served as a director since April 2010 and as our independent Chairman of the Board since the completion of our IPO in May 2011. Mr. Sorrentino also served as the President and Chief Executive Officer of GSE, a position he was first appointed to on an interim basis in July 2013 and then on a permanent basis from November 2013 through November 2014. GSE is a global provider of engineered geosynthetic containment solutions for environmental protection and confinement applications. Mr. Sorrentino also served as a director of GSE from June 2011 through August 2014. In May 2014, in connection with a restructuring support agreement entered into with its lenders, GSE voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The U.S. Bankruptcy Court in Delaware approved GSE’s reorganization plan in July 2014. Prior to joining GSE, Mr. Sorrentino was President and Chief Executive Officer of Houston Wire & Cable Co. (NASDAQ:HWCC), a leading provider of wire and cable and related services from 1998 until his retirement in 2011. He previously served as President of Pameco Corporation ("Pameco") (NYSE:PCN), a national heating, ventilation, air conditioning and refrigeration distributor, from 1994 to 1998. Pameco was a $600 million distributor that was listed on the NYSE following an IPO in 1997 and was later merged into a larger company. After completing college, he served nine years with PepsiCo, Inc. (NYSE:PEP) and twelve years with United Technologies (NYSE:UTX) (formerly Sundstrand Corporation) in a variety of engineering, sales, marketing and executive management functions. Mr. Sorrentino earned a B.S. in Mechanical Engineering from Southern Illinois University and an M.B.A. from the University of Chicago. He also served in the United States Marine Corps. Mr. Sorrentino has served as an executive of several large manufacturing companies and brings a diversity of managerial experience from both publicly and privately held companies to the Board.

Bruce A. Thames joined Thermon in April 2015 as Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer and appointed as a member of the Board on April 1, 2016. Prior to joining Thermon, Mr. Thames was Senior Vice President and Chief Operating Officer of TD Williamson in Tulsa, Oklahoma, a position he held since 2012. TD Williamson manufactures and delivers a portfolio of solutions to the owners and operators of pressurized piping systems for onshore and offshore applications. He joined TD Williamson in 2005 as Vice President, North America and also served as Vice President and General Manager, Eastern Hemisphere from 2010 to 2012. Mr. Thames began his career with Cooper Industries (formerly Intool), where he spent twelve years in various roles within the product engineering, marketing and operations groups. Mr. Thames then joined GE Energy (formerly Dresser Flow Solutions) ("Dresser") and served primarily as the Director of North American Operations and Product Director for Ball Valves globally for Dresser's Valve Group during his tenure from 2002 to 2005. Mr. Thames holds a B.S. in Mechanical Engineering from the University of Texas at Austin. Mr. Thames brings extensive leadership skills, international acumen, product innovation and industry knowledge to the Board.

Executive Officers

The following table and biographies set forth certain information about our executive officers. Information pertaining to Mr. Thames, who is currently both a director and an executive officer of the Company, may be found in the section above entitled "Directors."

Name	Title	Age as of the 2016 Annual Meeting
Rodney L. Bingham	Former President and Chief Executive Officer	65
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Treasurer	59
Eric C. Reitler	Senior Vice President, Global Sales	48
Johannes (René) van der Salm	Senior Vice President, Global Operations	52

Throughout this Proxy Statement, we refer to Messrs. Bingham, Peterson, Reitler, Thames and van der Salm collectively as our "Named Executive Officers" for Fiscal 2016.

Rodney L. Bingham served as President and Chief Executive Officer of the Company and as a member of the Board from January 1, 2009 through his retirement on March 31, 2016. Prior to accepting the role of President and Chief Executive Officer, Mr. Bingham served as Senior Vice President, Western Hemisphere. He joined Thermon in April 1971 and has 45 years of experience in various roles within the Company. Under Mr. Bingham’s leadership, the Company completed its IPO in May 2011.

Jay C. Peterson joined Thermon in July 2010 as Chief Financial Officer and Senior Vice President, Finance. Prior to joining Thermon, Mr. Peterson held positions as Chief Financial Officer, Vice President of Finance, Senior Director of Finance, Secretary and Treasurer at Asure Software, Inc. (NASDAQ:ASUR) (formerly Forgent Networks, Inc.) ("Forgent"). Mr. Peterson started with Forgent in 1995 and was named Chief Financial Officer in 2001. Before joining Forgent, Mr. Peterson was Assistant Controller in Dell Computer Corporation’s $1 billion Direct division. He also spent 11 years in various financial management positions with IBM Corporation (NYSE:IBM). Mr. Peterson holds a B.A. and an M.B.A. from the University of Wisconsin.

Eric C. Reitler joined Thermon in June 1998 as a regional sales manager in the midwestern United States and was instrumental in building and solidifying Thermon's market share in the region for over 15 years. In September 2013, he was promoted to Vice President, Global Sales and relocated from Michigan to the Company's headquarters in San Marcos, Texas. In April 2015, Mr. Reitler assumed responsibility for the Company's global sales efforts in the role of Senior Vice President, Global Sales. Prior to joining Thermon, Mr. Reitler served in various engineering, project management and operations positions in the power, oil and gas industries. Mr. Reitler holds a B.S. in Mechanical Engineering from the Georgia Institute of Technology.

Johannes (René) van der Salm joined Thermon in October 2001 as European Logistics Manager based at the Company's European headquarters in Pijnacker, the Netherlands. In 2006, Mr. van der Salm was promoted to Vice President, Manufacturing and Logistics. During that period, he divided his time between the Company's offices in the United States and Europe. In 2007, Mr. van der Salm was promoted to Senior Vice President, Operations and permanently relocated to the Company's headquarters in San Marcos, Texas. He was instrumental in the global implementation of the Company’s enterprise resource planning software. In 2011, Mr. van der Salm was promoted to Senior Vice President, Global Operations. After completing his undergraduate studies and a period of military service, Mr. van der Salm worked as sales engineer, project manager and production manager in supplying the petrochemical industry prior to joining Thermon. Mr. van der Salm holds a B.S. in Mechanical Engineering from Amsterdam Technical University.

CORPORATE GOVERNANCE

The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to assure that the long-term interests of the stockholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/governance.cfm. Stockholders can also obtain a free copy by writing to the General Counsel, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

During Fiscal 2016, the full Board met seven times. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2016.

Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee, which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the 2016 Annual Meeting are certified.

There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.

Board Leadership Structure and Executive Sessions

In connection with the completion of our IPO on May 10, 2011, the Board appointed Mr. Sorrentino as independent Chairman of the Board ("Chairman"). The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverage the experience and perspectives of the Chairman. The Board, however, periodically reviews the leadership structure and may make changes in the future.

In accordance with the listing standards of the NYSE and our Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting. The executive sessions are chaired by the Chairman.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each committee as comprised during Fiscal 2016 were as follows:

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Marcus J. George	Member	Member	—
Richard E. Goodrich	Chair	Member	—
Kevin J. McGinty	Member	Member	—
John T. Nesser, III	Member	—	Member
Michael W. Press	—	Member	Chair
Stephen A. Snider	—	Chair	Member
Charles A. Sorrentino	Member	—	Member
Bruce A. Thames	—	—	—

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on the Company’s website at
http://ir.thermon.com/governance.cfm.

The Audit Committee has responsibility for, among other things, reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics. The Board has determined that each of Messrs. George, Goodrich, McGinty, Nesser and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors, and meets the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE. For Fiscal 2016, the Board determined Mr. Goodrich qualified as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on his education and experience in his respective fields. In addition to Mr. Goodrich, the Board determined that Mr. George qualified as an audit committee financial expert based on his education and experience in his respective fields. The Audit Committee met four times during Fiscal 2016.

The Compensation Committee has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The Compensation Committee also has responsibility for management succession planning. The Compensation Committee may delegate its authority to one or more subcommittees of the Compensation Committee. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options, restricted stock, performance units and other awards with respect to executives and other employees. The Compensation Committee also reviews and evaluates its performance and the performance of each of its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee, at present, engages an outside consultant on a regular basis to advise the Compensation Committee on the Company's compensation practices. The Board has determined that each of Messrs. George, Goodrich, McGinty, Press and Snider is independent under the heightened independence standards applicable to Compensation Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each member of the Compensation Committee also meets the definitions of "outside director" under Section 162(m) of the Internal Revenue Code and "non-employee director" under Rule 16b-3 under the Exchange Act. The Compensation Committee met six times during Fiscal 2016.

The Nominating and Corporate Governance Committee has responsibility for, among other things, identifying, evaluating and recommending nominees for appointment or election as directors, including director nominees recommended by stockholders, developing and recommending a set of corporate governance guidelines, considering and approving director compensation and overseeing the evaluation of our Board and its committees. The Nominating and Corporate Governance Committee also oversees our equity plans and administers the issuance of equity with respect to our non-employee directors. The Board has determined that each of Messrs. Nesser, Press, Snider and Sorrentino is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee met four times during Fiscal 2016.

Director Independence

The Board reviews the independence of each director annually. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Messrs. George, Goodrich, McGinty, Nesser, Press, Snider and Sorrentino are independent.

In examining director independence during Fiscal 2016, the Board examined the relationship between Mr. George and CHS, the Company's former private equity sponsor, and the Company and CHS to determine whether or not Mr. George should be eligible to be considered an independent director for Fiscal 2016. The Board concluded that the last material transaction between the Company and CHS had occurred in connection with the IPO and more than three fiscal years had elapsed since such transaction. Further, Mr. George informed the Board that his affiliation with CHS ended in March 2015. The Board is not required to consider former employment of the director in making independence determinations. Therefore, the Board affirmatively determined that Mr. George was independent beginning in Fiscal 2016.

Mr. Thames, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. Mr. Bingham, the Company's former President and Chief Executive Officer and former director, was not an independent director by virtue of his employment with the Company. Mr. Bingham retired from his position as President and Chief Executive Officer and from the Board on March 31, 2016.

There were no other transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence. The Board found that none of the independent directors had a material or other disqualifying relationship with the Company. The Board's three standing committees, Audit, Compensation, and Nominating and Corporate Governance, were comprised solely of independent directors during Fiscal 2016.

Director Qualifications

The Nominating and Corporate Governance Committee has not established specific minimum education, experience or skill requirements for potential board or committee members, but, in general, nominees will be selected on the basis of their experience, background, judgment, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. We expect that qualified candidates will have high-level managerial experience in a complex and global organization and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. The Nominating and Corporate Governance Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on the Board and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance.

Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of the Board engage in an annual self-evaluation that includes an evaluation of diversity as well as overall effectiveness. The Nominating and Corporate Governance Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third party search firms, and stockholders. Before considering any nominee, the Nominating and Corporate Governance Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of the Nominating and Corporate Governance Committee, as well as other members of the Board and management, as appropriate, interview the nominee. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation and refers the nominee to the full Board for consideration. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice and other procedures contained in our Bylaws.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
100 Thermon Drive
San Marcos, Texas 78666

We will forward all stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Attendance of Directors at the Annual Meeting of Stockholders

Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2015 Annual Meeting of Stockholders ("2015 Annual Meeting").

Board Oversight of Risk Management

The Board believes that evaluating the ability of senior management to manage the various risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management and risks related to financial reporting and internal controls. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structures and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, senior management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The base salaries of our employees, including the Named Executive Officers, are fixed in amount and thus do not encourage risk-taking. Short-term incentive opportunities for all employees, including the Named Executive Officers, are generally capped and are tied to overall corporate performance. The compensation provided to key employees, including the Named Executive Officers, in the form of long-term equity awards helps further align key employees' interests with those of the Company’s stockholders.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s annual short-term and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are discretionary and management has the authority to reduce bonus payments (or pay no bonus) based on individual or Company performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of our Named Executive Officers, the Company intends to continue to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.

In addition, the Compensation Committee has adopted a Policy on Recoupment of Incentive Compensation (the "clawback policy"), pursuant to which, to the extent permitted by governing law, the Company may require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding the filing with the SEC of Company financial statements that were restated due to the material noncompliance of the Company with any financial reporting requirement under the securities laws to the extent that such incentive compensation was calculated based upon any financial result or performance metric impacted by such restatement. We believe that the adoption of the clawback policy will further enhance the risk management features of our executive compensation program in a way that does not encourage unnecessary or excessive risk-taking.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and certain officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).

Our Bylaws further provide that we shall indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we shall not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.

Our Certificate of Incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

We have purchased liability insurance covering our directors and officers and certain other management personnel.

Compensation Committee Interlocks and Insider Participation

In Fiscal 2016, our Compensation Committee consisted of Stephen A. Snider (Chair), Marcus J. George, Richard E. Goodrich, Kevin J. McGinty and Michael W. Press. None of Messrs. Snider, George, Goodrich, McGinty or Press is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

FISCAL 2016 DIRECTOR COMPENSATION

The Board determines the form and amount of non-employee director compensation after its review of recommendations made by the Nominating and Corporate Governance Committee.

Our Fiscal 2016 non-executive director compensation program was unchanged from Fiscal 2015 and included: (i) an annual cash retainer for serving as a member of the Board of $45,000; (ii) an annual cash retainer for serving as the chair of the Audit Committee of $10,000; (iii) an annual cash retainer for serving as the chair of the Compensation Committee of $7,500; (iv) an annual cash retainer for serving as the chair of the Nominating and Corporate Governance Committee of $7,500; (v) an additional annual cash retainer for serving as the independent Chairman of the Board of $52,500; (vi) an additional annual cash retainer for each committee membership of $4,000 in lieu of meeting attendance fees; and (vii) an annual equity grant with a grant date fair value equal to approximately $55,000 to be awarded in four equal installments on each of the date of the annual meeting of stockholders, October 1, January 1 and April 1 (or, if any such date is not a trading day, the next trading day), with each equity award being 100% vested on the applicable grant date. All retainers were paid in quarterly installments in advance and no meeting attendance fees were paid or are payable. Actual reasonable out-of-pocket expenses were reimbursed upon presentation of documentation.

The following table provides information regarding the compensation of our non-executive directors for Fiscal 2016. The compensation paid to Mr. Bingham and Mr. Thames is presented below under the section entitled "Fiscal 2016 Executive Compensation." Neither Mr. Bingham nor Mr. Thames received any additional compensation for his service as a member of the Board during Fiscal 2016.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Marcus J. George	53,000	54,964	107,964
Richard E. Goodrich	63,000	54,964	117,964
Kevin J. McGinty	53,000	54,964	107,964
John T. Nesser, III	53,000	54,964	107,964
Michael W. Press	60,500	54,964	115,464
Stephen A. Snider	60,500	54,964	115,464
Charles A. Sorrentino (3)	105,500	54,964	160,464

(1)
On each of April 1, 2015, July 30, 2015, October 1, 2015 and January 4, 2016, the Company granted a stock award to each of the non-executive directors equal to 570, 568, 690 and 826 shares of the Company’s common stock, respectively. Each stock award was 100% vested on the grant date. The number of shares subject to each stock award was determined by dividing $13,750 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). The per-share closing price on each of April 1, 2015, July 30, 2015, October 1, 2015 and January 4, 2016 was $24.11, $24.20, $19.90 and $16.64, respectively.

(2)	As of March 31, 2016, Mr. Sorrentino also held 16,358 outstanding and unexercised stock options granted on October 27, 2010 with an exercise price of $5.20.

(3)	The fees received by Mr. Sorrentino include an additional retainer of $52,500 for his service as independent Chairman of the Board.

Stock Ownership Guidelines (Non-Employee Directors)

Our Board has adopted stock ownership guidelines for its non-employee directors and delegated oversight to the Nominating and Corporate Governance Committee. In Fiscal 2016, the ownership guideline for non-employee directors was $180,000, which is equal to four times the annual cash retainer for serving as a director. Each non-employee director is required to meet the guideline within five years after November 1, 2011 or, if elected or appointed after November 1, 2011, within five years after the date of such election or appointment. As of the Record Date, each of the Company's non-employee directors met the requisite stock ownership guideline.

In measuring stock ownership, the Nominating and Corporate Governance Committee will consider all shares beneficially owned as well as vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. Unvested equity awards are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines. For information on the stock ownership guidelines for the Company's executive officers, see the section entitled "Fiscal 2016 Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines (Executive Officers)."

Holding Requirements

Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes and the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a non-employee director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eight directors with each term expiring at the 2016 Annual Meeting. The authorized number of directors is presently fixed at eight.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Marcus J. George, Richard E. Goodrich, Kevin J. McGinty, John T. Nesser, III, Michael W. Press, Stephen A. Snider and Charles A. Sorrentino for re-election at the 2016 Annual Meeting and Bruce A. Thames for election at the 2016 Annual Meeting. Each director elected will serve a one-year term expiring at the 2017 Annual Meeting.

Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The Board unanimously recommends that stockholders vote "FOR" the election of each of Messrs. George, Goodrich, McGinty, Nesser, Press, Snider, Sorrentino and Thames.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairman of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) shall then consider such Related Person Transaction for approval or ratification.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the Related Person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director shall participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

Related Party Transactions

Manager Equity Agreements

We have entered into manager equity agreements with certain of our current and former executive officers and employees (collectively, the "management investors") which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor’s employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor’s employment for cause, we will have the option to repurchase certain of such management investor’s securities at the lower of cost or the fair market value (as determined in good faith by our Board) of such securities. Messrs. Bingham, Reitler and van der Salm are among the management investors who are party to manager equity agreements.

Piggyback Registration Rights

Certain of our current and former executive officers, employees and directors are parties to an amended and restated securityholder agreement, as further amended (the "Securityholder Agreement"), that provides for certain "piggyback" registration rights. If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business, each securityholder party to the Securityholder Agreement will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. We are required to pay the expenses associated with preparing and filing any registration statement in connection with the above piggyback registrations, other than any underwriting discounts and commissions applicable to the sale of shares.

Corporate Opportunity

Our Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to our former private equity sponsors or any of their respective affiliates (other than us and our subsidiaries), subsidiaries, officers, directors, agents, stockholders, members, partners and employees and that may be a business opportunity for such former private equity sponsor, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of our former private equity sponsors has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and certain officers, including all of our Named Executive Officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Corporate Governance—Indemnification of Directors and Officers."

AUDIT COMMITTEE REPORT

The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.

In performing its oversight responsibility, the Audit Committee has:

•	reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•
discussed with KPMG, the Company’s independent registered public accounting firm for Fiscal 2016, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and

•
received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussed with KPMG its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2016 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Richard E. Goodrich (Chair)
Marcus J. George
Kevin J. McGinty
John T. Nesser, III
Charles A. Sorrentino

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP ("KPMG") has been our independent registered public accounting firm since June 14, 2013. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2017. Our Board recommends the ratification of the Audit Committee's appointment of KPMG. If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect that one or more representatives of KPMG will attend the 2016 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representatives will also be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2017.

AUDIT AND NON-AUDIT FEES

The following sets forth fees billed for the audit and other services provided by KPMG for Fiscal 2016 and Fiscal 2015.

	Year Ended March 31, 2016	Year Ended March 31, 2015
Audit Fees(1)	$931,484	$797,576
Audit-Related Fees(2)	—	—
Tax Fees(3)	24,000	—
All Other Fees(4)	1,786	1,850
Total	$957,270	$799,426

(1)	Consists of fees and expenses for the integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviewing documents filed with the SEC.

(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."

(3)
Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international, federal and state tax compliance and tax planning and structuring.

(4)
Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees." The amount included in "All Other Fees" represents the use of KPMG's online accounting research tool.

Pre-Approval Policies and Procedures

All services rendered by KPMG were permissible under applicable laws and regulations and were pre-approved by our Audit Committee. Pursuant to its charter, the primary purposes of our Audit Committee include the following: (i) to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; (ii) to pre-approve all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and (iii) to establish the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2016. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2017. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and restricted stock units ("RSUs") that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options or RSUs but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 32,232,486 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders:
Vulcan Value Partners, LLC / C.T. Fitzpatrick(1)	3,476,192	10.8%
Wellington Management Group LLP(2)	3,070,777	9.5%
Van Berkom & Associates Inc.(3)	2,206,143	6.8%
The Vanguard Group(4)	2,121,077	6.6%
Vaughan Nelson Investment Management, L.P.(5)	1,988,427	6.2%
Eagle Asset Management, Inc.(6)	1,654,178	5.1%
The Bank of New York Mellon Corporation(7)	1,599,824	5.0%

Executive Officers and Directors:
Rodney L. Bingham(8)	136,909	*
Jay C. Peterson(9)	32,140	*
Eric C. Reitler(10)	5,462	*
Bruce A. Thames(11)	14,673	*
Johannes (René) van der Salm(12)	180,445	*
Marcus J. George(13)	12,921	*
Richard E. Goodrich	15,505	*
Kevin J. McGinty	9,721	*
John T. Nesser, III	11,441	*
Michael W. Press	13,505	*
Stephen A. Snider	15,505	*
Charles A. Sorrentino(14)	42,732	*
All executive officers and directors as a group(12 persons)(15)	490,959	1.5%

*	Less than 1% of our outstanding common stock.

(1)
According to a Schedule 13G amendment filed with the SEC on February 10, 2016, Vulcan Value Partners, LLC reported beneficial ownership of an aggregate 3,476,192 shares, including sole voting power over 3,432,192 shares beneficially owned and and sole dispositive power over all 3,476,192 shares beneficially owned. Mr. C.T. Fitzpatrick is deemed to have beneficial ownership of such shares by virtue of his position as Chief Executive Officer, Chief Investment Officer and Principal of Vulcan Value Partners, LLC and the 2,774 shares he and/or members of his immediate family hold in their own managed accounts. Vulcan Value Partners, LLC lists its address as Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(2)
According to a Schedule 13G filed with the SEC on February 11, 2016, Wellington Management Group LLP reported beneficial ownership of an aggregate 3,070,777 shares, including shared voting power with certain affiliated entities over 2,396,957 shares beneficially owned and sole dispositive power over all 3,070,777 shares beneficially owned. Wellington Management Group LLP lists its address as 280 Congress Street, Boston, MA 02210 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(3)
According to a Schedule 13G filed with the SEC on February 5, 2016, Van Berkom & Associates Inc. reported beneficial ownership of an aggregate 2,206,143 shares, including sole voting and dispositive power over all shares beneficially owned. Van Berkom & Associates Inc. lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(4)
According to a Schedule 13G amendment filed with the SEC on February 10, 2016, The Vanguard Group reported beneficial ownership of an aggregate 2,121,077 shares, including sole voting power over 42,700 shares beneficially owned, sole dispositive power over 2,075,077 shares beneficially owned, shared voting power with certain affiliated entities over 4,300 shares beneficially owned and shared dispositive power with certain affiliated entities over 46,000 shares beneficially owned. The Vanguard Group lists its address as 100 Vanguard Blvd, Malvern, PA 19355 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(5)
According to a Schedule 13G amendment filed with the SEC on February 11, 2016, Vaughan Nelson Investment Management, L.P. reported beneficial ownership of an aggregate 1,988,427 shares, including sole voting power over 1,439,425 shares beneficially owned, sole dispositive power over 1,824,675 shares beneficially owned and shared dispositive power with certain affiliated entities over 163,752 shares beneficially owned. Vaughan Nelson Investment Management, L.P. lists its address as 600 Travis Street, Suite 6300, Houston, Texas 77002 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(6)
According to a Schedule 13G amendment filed with the SEC on January 26, 2016, Eagle Asset Management, Inc. reported beneficial ownership of an aggregate 1,654,178 shares, including sole voting and dispositive power over all shares beneficially owned. Eagle Asset Management, Inc. lists its address as 880 Carillon Parkway, Saint Petersburg, FL 33716 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(7)
According to a Schedule 13G amendment filed with the SEC on March 9, 2016, The Bank of New York Mellon Corporation reported beneficial ownership of an aggregate 1,599,824 shares, including sole voting power over 1,592,372 shares beneficially owned, sole dispositive power over 1,599,510 shares beneficially owned and shared voting and shared dispositive power with certain affiliated entities over 314 shares beneficially owned. The Bank of New York Mellon Corporation lists its address as 225 Liberty Street, New York, New York 10286 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(8)
Includes 91,917 shares owned by the R/S Bingham Family Limited Partnership, which is primarily owned by trusts that are for the benefit of Mr. Bingham's children, of which Mr. Bingham and his wife are the sole trustees, as well as a limited liability company that is for the benefit of Mr. Bingham and his wife, of which Mr. Bingham is the general partner. Also includes 6,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 4,563 RSUs vesting on August 1, 2016. Excludes 9,567 unvested performance units (measured at the target performance level).

(9)
Includes 2,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date, 2,697 RSUs vesting on August 1, 2016, 1,481 RSUs vesting on July 31, 2016 and 1,492 RSUs vesting on July 30, 2016. Excludes 4,466 unvested RSUs and 17,515 unvested performance units (measured at the target performance level).

(10)
Includes 778 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date, 249 RSUs vesting on August 1, 2016, 456 RSUs vesting on July 31, 2016 and 1,377 RSUs vesting on July 30, 2016. Excludes 280 shares of our common stock issuable upon the exercise of stock options that are not exercisable within 60 days of the Record Date, 4,407 unvested RSUs and 10,949 unvested performance units (measured at the target performance level).

(11)	Includes 1,928 RSUs vesting on July 30, 2016. Excludes 3,857 unvested RSUs and 11,676 unvested performance units.

(12)
Includes 5,000 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date, 2,697 RSUs vesting on August 1, 2016, 1,481 RSUs vesting on July 31, 2016, 1,492 RSUs vesting on July 30, 2016. Excludes 4,466 unvested RSUs and 17,515 unvested performance units (measured at the target performance level).

(13)
Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.

(14)	Includes 16,358 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(15)
Includes 30,136 shares of our common stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date and 19,913 RSUs vesting within 60 days of the Record Date. Excludes 280 shares of our common stock issuable upon the exercise of stock options that are not exercisable within 60 days of the Record Date, 17,196 unvested RSUs and 67,222 unvested performance units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Form 5 reports were required, the Company believes that all Section 16(a) filing requirements were timely met during Fiscal 2016, except for the following reports, which were filed late.

Form Type	Filer(s)	Transaction Date(s)	Filing Date
4	George, Goodrich, Press, McGinty, Nesser, Snider and Sorrentino(1)	4/1/15	4/14/15
4	George, Goodrich, Press, McGinty, Nesser, Snider and Sorrentino(2)	7/30/15	8/4/15
4	George, Goodrich, Press, McGinty, Nesser, Snider and Sorrentino(3)	10/1/15	1/6/16
4	Sorrentino(4)	8/11/15	9/8/15
4	Sorrentino(4)	10/12/16	1/6/16
4	Bingham(5), Peterson(6), Reitler(7), Thames(8) and van der Salm(9)	See Footnotes	1/13/16
4	Bingham(10)	3/31/16	4/26/16

(1)	Each Form 4 reported the award of 570 shares pursuant to the Company's non-employee director compensation program.

(2)	Each Form 4 reported the award of 568 shares pursuant to the Company's non-employee director compensation program.

(3)	Each Form 4 reported the award of 690 shares pursuant to the Company's non-employee director compensation program.

(4)	Mr. Sorrentino's Form 4 reported the open market sale of 1,000 shares pursuant to a Rule 10b5-1 Plan.

(5)
Mr. Bingham's Form 4 reported (i) the vesting of 4,647 restricted stock units and subsequent forfeiture of 1,270 shares of common stock on August 2, 2015 and (ii) the vesting of 4,563 restricted stock units and subsequent forfeiture of 1,796 shares of common stock on August 1, 2015.

(6)
Mr. Peterson's Form 4 reported the award of 4,476 restricted stock units and 9,035 performance units on July 30, 2015; the vesting of 2,711 restricted stock units and subsequent forfeiture of 741 shares of common stock on August 2, 2015; (iii) the vesting of 2,696 restricted stock units and subsequent forfeiture of 737 shares of common stock on August 1, 2015; (iv) the vesting of 1,481 restricted stock units and subsequent forfeiture of 455 shares of common stock on July 31, 2015 and (v) the purchase of 1,000 shares of common stock on December 14, 2015.

(7)
Mr. Reitler's Form 4 reported (i) the award of 4,312 restricted stock units and 8,340 performance units on July 30, 2015; (ii) the vesting of 117 restricted stock units and subsequent forfeiture of 31 shares of common stock on August 2, 2015; (iii) the vesting of 249 restricted stock units and subsequent forfeiture of 68 shares of common stock on August 1, 2015; (iv) the vesting of 455 restricted stock units and subsequent forfeiture of 124 shares of common stock on July 31, 2015 and (v) the vesting of 1,196 restricted stock units and subsequent forfeiture of 327 shares of common stock on September 3, 2015.

(8)	Mr. Thames' Form 4 reported the award of 5,785 restricted stock units and 11,676 performance units on July 30, 2015.

(9)
Mr. van der Salm Form 4 reported the award of 4,476 restricted stock units and 9,035 performance units on July 30, 2015; the vesting of 2,711 restricted stock units and subsequent forfeiture of 741 shares of common stock on August 2, 2015; (iii) the vesting of 2,696 restricted stock units and subsequent forfeiture of 737 shares of common stock on August 1, 2015 and (iv) the vesting of 1,481 restricted stock units and subsequent forfeiture of 405 shares of common stock on July 31, 2015.

(10)	Mr. Bingham's Form 4 reported the vesting of 2,507 restricted stock units and subsequent forfeiture of 663 shares of common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis ("CD&A") with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement prepared in connection with the 2016 Annual Meeting and the Company’s 2016 Annual Report.

Submitted by the Compensation Committee of the Board of Directors
Stephen A. Snider (Chair)
Marcus J. George
Richard E. Goodrich
Kevin J. McGinty
Michael W. Press

FISCAL 2016 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides a discussion of the background and objectives of our compensation programs for our Named Executive Officers, listed in the table below. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

Name	Title
Rodney L. Bingham (1)	Former President and Chief Executive Officer
Jay C. Peterson	Chief Financial Officer; Senior Vice President, Finance; Treasurer
Eric C. Reitler	Senior Vice President, Global Sales
Bruce A. Thames (2)	President and Chief Executive Officer (Former Executive Vice President and Chief Operating Officer)
Johannes (René) van der Salm	Senior Vice President, Global Operations

(1)    Mr. Bingham retired from the position of President and Chief Executive Officer, effective March 31, 2016.

(2)	Mr. Thames was hired as Executive Vice President and Chief Operating Officer, effective April 27, 2015, and promoted to the position of President and Chief Executive Officer, effective April 1, 2016.

Executive Summary

We believe our business benefits from an exceptional management team that is responsible for building and maintaining our leadership position in the process heating industry. We have sought to establish a competitive executive compensation program that enables us to attract, retain and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational, strategic and market objectives, which we believe motivates management to maximize performance and build stockholder value.

Some of the key principles of our compensation program include (i) management’s interests should be closely aligned with the interests of our stockholders; (ii) compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership; (iii) differences in compensation should reflect differing levels of responsibilities; and (iv) performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The Compensation Committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent compensation consultant for Fiscal 2016.

Fiscal 2016 Performance Summary

The Company encountered difficult headwinds in Fiscal 2016 due primarily to a steep decline in the price of oil as well as the strengthening of the U.S. Dollar against many foreign currencies. These factors resulted in weaker than anticipated demand for our products and services, particularly in the upstream oil and gas end-market in Canada.

A brief summary of the Company's Fiscal 2016 financial performance is as follows:

•
The Company generated revenue of $281.9 million in Fiscal 2016, representing a 9% decrease versus $308.6 million in Fiscal 2015. Foreign currency translation effects caused a comparative decline in revenue year over year.

•	Gross profit decreased 15% to $131.3 million in Fiscal 2016 from $154.7 million in Fiscal 2015. Gross margins decreased to 46.6% in Fiscal 2016 compared to 50.1% in Fiscal 2015.

•	The Company ended Fiscal 2016 with $84.6 million in cash and cash equivalents.

•
The Company completed one strategic acquisition at the end of Fiscal 2015 and two strategic acquisitions during Fiscal 2016, resulting in an aggregate revenue contribution from acquisitions of $26.0 million during Fiscal 2016.

The Company's Fiscal 2016 financial performance was weaker than anticipated and the Company did not meet the pre-determined performance objective established by the Compensation Committee for the executive short-term incentive program for Fiscal 2016 (the "2016 STIP"). Therefore, none of the Named Executive Officers received a payout under the 2016 STIP. Comparatively, the Company's Fiscal 2015 financial performance met or exceeded the maximum short-term incentive payout levels for each of the pre-determined performance metrics established by the Compensation Committee for Fiscal 2015 (the "2015 STIP") and each of the Named Executive Officers employed during Fiscal 2015 received a maximum payout under the 2015 STIP. As a result, the aggregate compensation paid to Messrs. Bingham, Peterson, and van der Salm, as reported in the "Summary Compensation Table" below, decreased significantly in Fiscal 2016 as compared to Fiscal 2015. See "Elements of Our Compensation Program—Short-Term Incentives" below for additional information regarding the 2016 STIP.

In addition, zero shares were earned based on the Company's total shareholder return ("TSR") performance for the third and final tranche of the performance units awarded to Messrs. Bingham, Peterson and van der Salm on August 1, 2013 that were scheduled to vest on March 31, 2016 (the "Fiscal 2014 Performance Units"). See "Elements of Our Compensation Program—Long-Term Incentives From Prior Years" below for additional information.

The Company continually evaluates its compensation practices from a governance perspective and, accordingly, in May 2015, the Compensation Committee adopted a clawback policy. Pursuant to the Company's clawback policy and to the extent permitted by governing law, the Company may require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding the filing with the SEC of Company financial statements that were restated due to the material noncompliance of the Company with any financial reporting requirement under the securities laws to the extent that such incentive compensation was calculated based upon any financial result or performance metric impacted by such restatement.

Key Executive Transitions in Fiscal 2016 and Fiscal 2017

In connection with the Company's succession planning process, the Company made several changes to its executive leadership in Fiscal 2016 and Fiscal 2017:

•
On April 27, 2015, the Company entered into a new employment agreement with Mr. Bingham to continue as the Company's President and Chief Executive Officer through March 31, 2016. The terms of Mr. Bingham's employment agreement were determined based on negotiations between the parties and after considering competitive market pay practices, the Company's succession planning process, the advice of Pearl Meyer and Mr. Bingham's tenure with the Company. Effective April 1, 2016 Mr. Bingham retired from the position of President and Chief Executive Officer and is currently employed by the Company "at will" at a salary of $15,000 month. Mr. Bingham is not eligible for short- or long-term incentive awards for Fiscal 2017.

•
In June 2014, the Board established a search committee to identify a qualified external candidate for the newly created position of Executive Vice President and Chief Operating Officer. Following a comprehensive external search process, the Company hired Mr. Thames and appointed him to the position, effective April 27, 2015, and entered into an employment agreement with the Company in connection with the appointment. Effective April 1, 2016, Mr. Thames was promoted to the position of President and Chief Executive Officer and he entered into a new employment agreement with the Company on May 9, 2016 in connection with his promotion. The terms of both employment agreements were determined based on negotiations between the parties after considering competitive market pay practices, Mr. Thames' compensation levels at his prior employer, the advice of Pearl Meyer and the permanent relocation of Mr. Thames and his family from Oklahoma to the Central Texas area.

•
Mr. Reitler was promoted to the position of Senior Vice President, Global Sales, effective April 1, 2015, upon George Alexander's retirement from the position of Executive Vice President, Global Sales and Marketing. In connection with Mr. Reitler's promotion, the Compensation Committee approved a new compensation package based on negotiations between the parties after considering competitive market pay practices, the advice of Pearl Meyer and that Mr. Reitler and his family permanently relocated from Michigan to the Central Texas area.

The material terms of the new employment agreements for Messrs. Bingham and Thames, as well as the terms of the employment contracts for Messrs. Peterson and van der Salm and the offer letter for Mr. Reitler (which did not change in Fiscal 2016) are described in the narrative following the "Fiscal 2016 Grants of Plan-Based Awards" table and the section entitled "Potential Payments Upon Termination or Change in Control."

Elements of Our Compensation Program

The table below summarizes the primary elements of our annual executive compensation program:

Element of Compensation	Description	Value to Stockholder
Base Salary	Annual salary is fixed.	Competitive base compensation enables the Company to attract and retain key executive talent.
Short-Term Incentives	Annual cash incentive is variable and earned only to the extent certain pre-determined performance metrics are met or exceeded.	Motivates executives to achieve a pre-determined financial metric.
Long-Term Incentives - Performance Units
Stock awards that vest if and to the extent the Company's performance meets or exceeds pre-approved targets. The number of shares actually issued to the recipient is variable based on the Company's performance during the performance period and the value of the shares issued to the recipient is variable based on the Company's stock price.
Designed to align executive compensation with stockholder value creation. Retention feature embedded in award design.
Long-Term Incentives - Time-Based Restricted Stock Units
Stock awards that vest in equal annual installments over three years. The number of shares that vest each year is fixed, but the value of the shares issued to the recipient is variable based on the Company's stock price.
Designed to align executive compensation with stockholder value creation. Retention feature embedded in award design.

Base Salaries

Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive’s scope of responsibility and accountability with us, as well as the complexity of the applicable position. Annual cash target compensation beyond base salary is at risk and must be earned through achievement of a pre-established performance goal. The proportion of annual cash target compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company performance. Furthermore, in setting base salaries, the Compensation Committee also considers the total compensation opportunity for each executive.

Base salaries are generally reviewed annually and adjusted from time to time to reflect individual responsibilities and performance, experience, inflation, peer group and market survey data, the Company's operating budget and competitiveness within the market for the individual executive's talent and services. In Fiscal 2016, the Compensation Committee evaluated its compensation philosophy and noted that historically, the Named Executive Officers were paid base salaries at or below the 25th percentile of the Compensation Peer Group and survey data. In many instances the long-term incentive opportunity for certain of the Named Executive Officers was near the 75th percentile of the Compensation Peer Group and survey data. Following this analysis, the Compensation Committee decided to begin a multi-year process to attempt to target all elements of annual compensation for each Named Executive Officer at or near the 50th percentile of the Compensation Peer Group and survey data. See the section below entitled "Executive Compensation Process—Peer Companies and Market Comparison" for additional information.

The Compensation Committee is responsible for setting the base salary of the Chief Executive Officer. Base salary decisions with respect to the other Named Executive Officers are approved by the Compensation Committee after considering the recommendation of the Chief Executive Officer. The following table sets forth the base salaries in Fiscal 2016 as compared to the base salaries in Fiscal 2015.

Named Executive Officer	Fiscal 2016 Base Salary ($)	Fiscal 2015 Base Salary ($)	Percent Change (%)
Rodney L. Bingham(1)	500,000	371,315	35%
Jay C. Peterson(2)	300,000	265,225	13%
Eric C. Reitler(3)	275,000	240,000	15%
Bruce A. Thames(4)	420,000	—	N/A
Johannes (René) van der Salm(5)	240,000	221,450	8%

(1)
On April 27, 2015, the Compensation Committee approved a new employment agreement with Mr. Bingham in connection with its succession planning process. The contract increased his base salary 35% to $500,000 from $371,315, effective April 1, 2015. The new employment agreement and base salary were negotiated between the parties and in consultation with Pearl Meyer. In determining the base salary adjustment, the Compensation Committee considered that Mr. Bingham's Fiscal 2015 base salary level was below the 25th percentile of the Compensation Peer Group and survey data. The Compensation Committee determined that an increase in his base salary was appropriate, after giving considerable weight to Mr. Bingham's tenure with the Company and the expected contributions from Mr. Bingham during the Company's succession planning process and executive transition. Following the increase, Mr. Bingham's base salary remained below the 50th percentile of the Compensation Peer Group and survey data.

(2)
In July 2015, the Compensation Committee considered Mr. Bingham's recommendation for a 13% increase to Mr. Peterson's base salary from $265,225 to $300,000. In consultation with Pearl Meyer, the Compensation Committee reviewed the compensation levels of chief financial officers in the Compensation Peer Group as well as survey data and determined that Mr. Peterson's base salary was near the 25th percentile. The Compensation Committee evaluated Mr. Peterson's contributions since joining the Company in June 2010 and approved the increase of Mr. Peterson's base salary, effective mid-October 2015. Following the increase, Mr. Peterson's base salary remained below the 50th percentile of the Compensation Peer Group and survey data.

(3)
Mr. Reitler's 15% base salary increase from $240,000 to $275,000 became effective on April 1, 2015 and was negotiated in connection with his promotion to the position of Senior Vice President, Global Sales, and approved by the Compensation Committee in consultation with Pearl Meyer. Following his promotion and the increase, Mr. Reitler's base salary remained below the 50th percentile of the Compensation Peer Group.

(4)
Mr. Thames' base salary during Fiscal 2016 was $420,000, which was negotiated in connection with his employment agreement at the time he was hired. The Compensation Committee approved Mr. Thames' base salary following review of the compensation of similar executive roles in the Compensation Peer Group and survey data in consultation with Pearl Meyer as well as Mr. Thames' base salary with his previous employer. Mr. Thames' Fiscal 2016 base salary was near the 50th percentile of the Compensation Peer Group and survey data.

(5)
In October 2015, the Compensation considered Mr. Bingham's recommendation for an 8% increase to Mr. van der Salm's base salary from $221,450 to $240,000. In consultation with Pearl Meyer, the Compensation Committee reviewed the compensation of similar executive roles in the Compensation Peer Group as well as survey data and determined that Mr. van der Salm's base salary was below the 25th percentile. The Compensation Committee evaluated Mr. van der Salm's significant contributions to the Company during his tenure and approved the increase of Mr. van der Salm's base salary, effective in October 2015. Following the increase, Mr. van der Salm's base salary remained below the 50th percentile of the Compensation Peer Group and survey data.

Short-Term Incentives

Historically, we have provided our Named Executive Officers and other worldwide employees with the opportunity to earn annual cash incentives based on overall Company performance. We believe that short-term incentives help create a "pay for performance" culture by providing an opportunity to earn competitive compensation that is linked to our annual performance as well as hold our executives and employees accountable and reward them based on actual business results. Consistent with this culture, short-term incentives can represent a significant portion of total compensation.

In May 2015, the Compensation Committee established the performance metric for the 2016 STIP, as described in the table below. In light of the declining price of oil, foreign exchange headwinds and challenging industry conditions impacting the Company's business environment, the Compensation Committee selected adjusted earnings per share ("Adjusted EPS") as the sole metric for the 2016 STIP to incentivize management to focus on maintaining revenue and margin levels as well as managing expenses in a difficult macroeconomic environment.

The following table and footnotes provide additional detail on the 2016 STIP, including the pre-determined threshold, target, and maximum performance levels and the Company's actual performance in Fiscal 2015 and Fiscal 2016. At the time the 2016 STIP performance metric and requisite performance levels were established, the Compensation Committee believed that they were robust and would require a significant amount of effort by the Named Executive Officers but that the performance levels were also reasonable and achievable. As the fiscal year progressed, the industry conditions became even more challenging and the Company significantly missed its Fiscal 2016 financial goals. As a result, the Named Executive Officers did not receive a payout under the 2016 STIP.

			Fiscal 2016 Performance Levels
Performance Metric	Weight	Fiscal 2015 Actual Performance ($)	Threshold Performance Level ($)	Target Performance Level ($)	Maximum Performance Level ($)	Fiscal 2016 Actual Performance ($)
Adjusted EPS(1)	100%	1.38	1.35	1.40	1.42	0.89

(1)
For purposes of the 2016 STIP, "Adjusted EPS" is defined as net income plus succession planning expenses, after taxes, divided by the fully diluted number of shares outstanding. The Fiscal 2016 actual performance includes several adjustments (i) $5,706,000 acquisition related contingent consideration accounted for as compensation; (ii) $1,713,000 impairment of goodwill and intangibles related to an acquisition; (iii) $455,000 tax effect of Canadian tax rate change on deferred tax liability; (iv) $578,000 costs, including severance, of restructuring the Company's operations in Canada; (v) $302,000 accelerated amortization on debt refinancing; (vi) ($1,281,000) release of deferred tax liability for undistributed foreign earnings and uncertain tax positions; and (vii) ($1,552,000) tax effect of non-tax adjustments.

Under the 2016 STIP, each of the threshold, target and maximum opportunities for each Named Executive Officer was set as a percentage of base salary, as summarized in the table below. If the Company's performance does not meet or exceed the pre-determined threshold performance level, there is zero payout with respect to the performance metric. In May 2016, the Compensation Committee reviewed the Company’s Fiscal 2016 financial performance under the 2016 STIP. The Compensation Committee determined that the Company's financial performance did not meet the threshold payout level. Accordingly, the Named Executive Officers received zero payout under the 2016 STIP.

Named Executive Officer	Base Salary (1)($)	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Fiscal 2016 Actual Payout ($)
Rodney L. Bingham	500,000	40%	100%	160%	—
Jay C. Peterson	265,225	30%	75%	120%	—
Eric C. Reitler(2)	275,000	30%	75%	120%	—
Bruce A. Thames(3)	420,000	40%	100%	160%	—
Johannes (René) van der Salm	221,450	30%	75%	120%	—

(1)	The base salaries utilized for purposes of the 2016 STIP were the base salaries in effect on April 1, 2015, or in the case of Mr. Thames, at the time of hire.

(2)
Upon his promotion to Senior Vice President, Global Sales, the Compensation Committee established Mr. Reitler's 2016 STIP opportunity at a level consistent with Messrs. Peterson and van der Salm, following negotiations between the parties, internal pay equity and considering the advice of Pearl Meyer.

(3)
The Compensation Committee established Mr. Thames' 2016 STIP at a level consistent with Mr. Bingham, following negotiations between the parties, internal pay equity, considering the advice of Pearl Meyer and the level of compensation Mr. Thames' received with his prior employer.

Discretionary Bonuses

In connection with the negotiation of his employment agreement during the hiring process, the Compensation Committee agreed to pay Mr. Thames a one-time lump sum cash payment of $200,000 as a new hire bonus. The primary purpose of the new hire bonus was to induce Mr. Thames to join the Company and offset prior compensation opportunities that he forfeited when he left his prior employer.

As noted above, in May 2016, the Compensation Committee evaluated the Company's financial performance and concluded that the Company did not meet the threshold performance level required for a payout under the 2016 STIP. In evaluating Fiscal 2016 compensation, the Compensation Committee considered that the performance metric and required performance level for the 2016 STIP were established in connection with the Company's annual budgeting process that took place in late Fiscal 2015, prior to Mr. Thames joining the Company. The Compensation Committee also recognized that Mr. Thames had forfeited a significant incentive opportunity upon leaving his prior employer, Mr. Thames' significant contributions to the Company during Fiscal 2016 as well as the progress of the executive transition process. Therefore, on May 18, 2016, the Compensation Committee approved a one-time discretionary bonus payment for Mr. Thames in the amount of $237,000 for Fiscal 2016.

In July 2015, the Compensation Committee evaluated the anticipated remaining tenure of Mr. Bingham in connection with the Company's succession planning process and considered the fact that the Compensation Committee did not award Mr. Bingham any equity compensation in Fiscal 2016. In order to provide a retentive device through Mr. Bingham's remaining tenure with the Company, the Compensation Committee approved a one-time cash payment in the amount of $200,000 payable to Mr. Bingham on or about July 31, 2016. The cash award was contingent on Mr. Bingham fulfilling the remaining service under his employment contract that expired on March 31, 2016 and being available to the Company in a consulting role as needed from April 1, 2016 through the date of payment.

Long-Term Incentives

The Amended and Restated Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the "LTIP") is designed to provide our officers, employees, non-employee directors and consultants with added incentive to remain employed by or perform services for us and aligns such individuals’ interests with those of our stockholders. Our Compensation Committee believes that equity-based awards (i) are important in building an ownership mentality among our Named Executive Officers and key employees and (ii) align the long-term financial interests of our employees with those of our stockholders.

Based on the advice of Pearl Meyer and the Company's Fiscal 2016 operating budget, effective July 30, 2015 (the "Grant Date"), the Compensation Committee approved equity awards to each of the Named Executive Officers in the form of restricted stock units and performance units as described in the table below. The Compensation Committee continues to believe that a mixture of time-based restricted stock units and performance units best achieves its compensation objectives discussed above.

Named Executive Officer	Grant Date	Aggregate Grant Date Fair Value ("GDFV") ($)(1)	Time-Based Restricted Stock Units (#)(2)	Performance Units (Target Shares) (#)(3)
			(1/3 of Total GDFV)	(2/3 of Total GDFV)
Rodney L. Bingham	7/30/2015	0	0	0
Jay C. Peterson	7/30/2015	325,000	4,476	9,035
Eric C. Reitler	7/30/2015	300,000	4,132	8,340
Bruce A. Thames	7/30/2015	420,000	5,785	11,676
Johannes (René) van der Salm	7/30/2015	325,000	4,476	9,035

(1)
The Compensation Committee approved Fiscal 2016 equity awards with an aggregate grant date fair value as set forth in this column for purposes of determining the number of shares subject to each award, with one-third of the target grant date fair value to be awarded in the form of time-based restricted stock units and the remaining two-thirds to be awarded in the form of performance units.

(2)
The number of time-based restricted stock units subject to each restricted stock unit award was calculated as one-third of the aggregate grant date fair value of the equity awards divided by $24.20, which was the market closing price per share of the Company's common stock as reported on the NYSE on the Grant Date. The restricted stock units awarded to the Named Executive Officers will vest in three equal annual installments, beginning on the first anniversary of the Grant Date.

(3)
The number of target shares subject to each performance unit award (the "Target Shares") was calculated as two-thirds of the estimated value of the equity awards divided by $23.98, which was the value per share based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model. For additional details, please see Note 2 to the Summary Compensation Table and Note 13 to the consolidated financial statements included in our 2016 Annual Report. The awards are subject to a single "cliff vest" performance period ending on March 31, 2018.

For purposes of the performance units awarded in Fiscal 2016 (the "Fiscal 2016 Performance Units"), the Compensation Committee established the performance metric as TSR relative to each company included in the Standard and Poors Smallcap 600 - Industrials Sector Index (the "S&P 600 Index"). The Compensation Committee selected TSR as the performance metric because it strives to reward long-term, sustainable growth and stockholder value creation. The Compensation Committee believes that TSR reflects the extent to which stockholders and the market consider that the Company's strategy is appropriate and is being implemented and articulated well by the Named Executive Officers.

The S&P 600 Index will include all of the companies which are listed on the S&P 600 Index on the Grant Date and which remain listed on the S&P 600 Index on the last day of the performance period. Companies added or removed as a result of a subsequent reconstitution of the S&P 600 Index prior to the last day of the performance period will not be included in the final relative TSR calculation. In the event of the bankruptcy of a company included in the S&P 600 Index during the performance period, such company shall remain in the S&P 600 Index with a TSR of negative 100%.

For purposed of the Fiscal 2016 Performance Units, the "Closing Price" will be determined using the market closing price per share of stock as reported on the New York Stock Exchange, adjusted for stock splits, cash dividends, rights offerings and spin-offs. The TSR for the Company and each entity included in the S&P 600 Index will be calculated by using the 20 consecutive trading day average Closing Price prior to the first date of each performance period versus the 20 trading day average Closing Price ending on the last day of the performance period.

The TSR of each company included in the S&P 600 Index will be calculated and ranked from highest to lowest (the "Ranked S&P 600 Index"). The Company's TSR for the performance period shall then be compared to the Ranked S&P 600 Index and the number of shares actually earned in settlement of the award will be based on the following table:

Level	Payout(1)	Relative TSR Rank
Zero Payout	0% of Target Shares	Below 50th Percentile
Target	100% of Target Shares	50th Percentile
Maximum	200% of Target Shares	100th Percentile

(1)
Actual performance is pro-rated in between the target and maximum performance levels. If the Company's TSR during the performance period is below the target performance level, the participant will not earn any shares with respect to the performance period. If the Company's TSR during the performance period is negative, the payout will not exceed the target level (100%).

One-Time Equity Awards

On April 27, 2015, the Compensation Committee approved a one-time equity award with an aggregate grant date fair value equal to $420,000 to Mr. Thames in connection with the first day of his employment with the Company. The award was in the form of restricted stock units and vested in full on the first anniversary of the award. The award was primarily intended to induce Mr. Thames to join the Company and to replace the value of equity awards from Mr. Thames' prior employer that were forfeited upon joining the Company. The award was negotiated in connection with his hiring.

Long-Term Incentives From Prior Years

On May 18, 2016, the Compensation Committee reviewed the Company's TSR performance and the TSR performance of each of the entities in the peer group for the third performance period (April 1, 2013 through March 31, 2016) of the performance units granted on August 1, 2013 ("Fiscal 2014 Performance Units"). The Company's TSR was -19.3% for the third performance period. The award agreements for the Fiscal 2014 Performance Units included a provision that if the Company's TSR calculated for any performance period is negative, the award recipient will earn zero shares with respect to such performance period. Therefore, the Company did not issue any shares in settlement of the third performance period of the Fiscal 2014 Performance Units. Each of Messrs. Bingham, Peterson and van der Salm were recipients of the Fiscal 2014 Performance Units.

The Company's TSR performance, relative TSR rank and the shares that would have been earned as a result of such performance prior to the negative TSR adjustment are summarized in the table below.

Executive	Grant Date	Performance Period	Target Shares	Company's TSR	Relative TSR Rank	Shares Earned Based on RTSR Rank	Payout (as a Percentage of Target Shares)	Adjusted Payout for Negative TSR
Rodney L. Bingham	8/1/2013	April 1, 2013 - March 31, 2016	4,563	(19.3)%	8 out of 14 (46th percentile)	3,043	66.7%	—
Jay C. Peterson	8/1/2013	April 1, 2013 - March 31, 2016	2,696	(19.3)%	8 out of 14 (46th percentile)	1,798	66.7%	—
Johannes (René) van der Salm	8/1/2013	April 1, 2013 - March 31, 2016	2,696	(19.3)%	8 out of 14 (46th percentile)	1,798	66.7%	—

Employee Benefits and Perquisites

We offer a very limited amount of annual perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee believes that these perquisites and benefits are reasonable and consistent with prevailing market practices and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers. In addition, each of our Named Executive Officers is entitled to participate in our employee benefit plans (including 401(k) retirement savings, and medical, dental and life insurance benefits) on the same basis as our other full-time employees located in the United States.

In connection with the negotiation of Mr. Thames' employment agreement, the Company agreed to reimburse Mr. Thames for the premiums associated with obtaining COBRA health care coverage for the period of time between his employment start date until he became eligible to participate in the Company's group health plans described above, which totaled approximately $2,766. In addition, the Company agreed to reimburse Mr. Thames for reasonable moving expenses associated with the relocation of him and his family to the Central Texas area from Tulsa, Oklahoma. As of March 31, 2016, the relocation expenses reimbursed to Mr. Thames totaled $74,404. Under the terms of his employment agreement, the reimbursable relocation expense was subject to a $100,000 cap, with an increase in such cap subject to prior approval. On May 18, 2016, the Compensation Committee approved a $50,000 increase in Mr. Thames' relocation expense allowance.

During Fiscal 2016, we also leased a Company vehicle for Mr. Bingham’s use in traveling between our facilities in Houston and San Marcos, Texas. The expense relating to this Company vehicle totaled $5,068 in Fiscal 2016. See "Summary

Compensation Table—All Other Compensation" for further information regarding the benefits and perquisites received by our Named Executive Officers during Fiscal 2016.

Stock Ownership Guidelines (Executive Officers)

Our Board has adopted stock ownership guidelines for all of our Named Executive Officers and delegated oversight of the guidelines to the Compensation Committee. The ownership threshold for the Chief Executive Officer is five times annual base salary. The ownership threshold for all other Named Executive Officers is two times annual base salary. Each Named Executive Officer is required to meet such minimum guidelines within five years after November 1, 2011 or, if appointed after November 1, 2011, within five years after the date of such appointment.

As of the Record Date, (i) each of Messrs. Bingham and van der Salm met his requisite stock ownership guideline and (ii) each of Messrs. Peterson, Reitler and Thames is on track to meet his requisite stock ownership guideline within five-years from the date of his respective appointment.

In measuring stock ownership, the Compensation Committee will consider all shares beneficially owned as well as vested but unexercised stock options. For vested but unexercised stock options, the value counting toward the individual's threshold will be determined based on the excess of the market value of the stock over the exercise price of the stock option. Unvested equity awards are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines. For information on the stock ownership guidelines for the Company's non-employee directors, see the section entitled "Fiscal 2016 Director Compensation—Stock Ownership Guidelines (Non-Employee Directors)."

Holding Requirements

Each individual subject to the stock ownership guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes and the exercise price of stock options). The 100% retention requirement applies during any time period during which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If a Named Executive Officer or director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.

Fiscal 2017 Employment Agreement

In connection with his promotion to President and Chief Executive Officer, Mr. Thames entered into a new employment agreement with the Company on May 9, 2016, the material terms of which are as follows: (i) a two-year term beginning on April 1, 2016 and ending on March 31, 2018, automatically renewing for subsequent one-year renewal terms unless sooner terminated by the Company or Mr. Thames in accordance with the agreement; (ii) a base salary not to be reduced below $600,000; (iii) Mr. Thames is eligible to receive an annual performance-based bonus with a target equal to 100% of his then-current base salary if certain annual performance-based targets are met; (iv) Mr. Thames is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, with an aggregate target grant date fair value equal to 100% of his then-current base salary; and (v) certain termination and change of control benefits, as described in the Potential Payments Upon Termination or Change in Control" section below. In addition, on May 18, 2016, the Compensation Committee approved a $50,000 increase to the aggregate relocation allowance provided in Mr. Thames' previous employment contract.

Certain Transactions in Company Securities

Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Executive Compensation Process

Consideration of Say-on-Pay Vote Results and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "say-on-pay" vote). At our 2015 Annual Meeting, approximately 98.6% of the total shares represented and entitled to a say-on-pay vote were cast in favor of the proposal. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it was necessary to make any changes to the executive compensation program directly in response to the 2015 say-on-pay vote.

The Company actively engages in discussions with stockholders on an ongoing basis and values the feedback provided by its stockholders on a variety of corporate governance trends, including executive compensation. In particular, the Compensation Committee noted that certain stockholders were concerned with the Company's utilization of relative TSR as the sole performance metric in the Fiscal 2016 LTIP. These stockholders indicated a preference for the utilization of one or more internal financial metrics with executive line of sight. The Compensation Committee believes that the changes it made to the Fiscal 2017 executive compensation program described in the section entitled "Fiscal 2017 Changes" below are responsive to the feedback provided by these stockholders. The Compensation Committee intends to continue to consider the results of future say-on-pay votes as well as stockholder feedback when making future compensation decisions for the Named Executive Officers.

Role of the Compensation Committee and the Chief Executive Officer

The Compensation Committee, consisting entirely of independent directors, approves all compensation for the Named Executive Officers. Each year, the Compensation Committee conducts an evaluation of the Company's executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with Pearl Meyer and management; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to the Named Executive Officers.

The Compensation Committee also conducts an annual performance evaluation of the Chief Executive Officer to determine if any changes in his compensation may be appropriate after considering factors such as the Company’s performance and relative stockholder return, the compensation received by chief executive officers at comparable companies, current market trends and best practices as well as historical compensation levels. Neither Mr. Bingham nor Mr. Thames participated in the Compensation Committee’s deliberations or decisions with regard to his own compensation.

At the Compensation Committee’s request, the Chief Executive Officer conducts a performance evaluation of each of the other Named Executive Officers and reviews the results with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other Named Executive Officers because of his direct knowledge of each executive officer’s performance and contributions.

Role of Outside Advisors

The Compensation Committee selects and retains the services of its own independent compensation consultant on an annual basis. The Compensation Committee engaged Pearl Meyer to assist in evaluating Fiscal 2016 executive compensation decisions. As an independent compensation advisor, Pearl Meyer provides an additional objective perspective as to the reasonableness of our executive compensation program and practices and its effectiveness in supporting our business and compensation objectives. During Fiscal 2016, Pearl Meyer participated in Compensation Committee meetings and advised the Compensation Committee with respect to compensation trends and market practices, incentive plan design and competitive pay levels. While Pearl Meyer consulted with management in performing work requested by the Compensation Committee, it did not perform any separate services for management.

As part of its annual review process, the Compensation Committee considered the independence of Pearl Meyer in light of the SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Pearl Meyer addressing the independence of Pearl Meyer as well as the senior advisor involved in the engagement, including the following factors: (1) other services provided to us by Pearl Meyer; (2) fees paid by us as a percentage of Pearl Meyer's total revenue; (3) policies or procedures maintained by Pearl Meyer that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Compensation Committee; (5) any Company stock owned by the senior advisor; and (6) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the work performed by Pearl Meyer and Pearl Meyer's senior advisor involved in the engagement did not raise any conflict of interest, and that Pearl Meyer provides objective and competent advice. The following protocols are designed to help maintain objectivity:

•	The advisor reports directly to the Compensation Committee or, in the case of matters relating to director compensation, to the Nominating and Corporate Governance Committee;

•
Only the Compensation Committee or the Nominating and Corporate Governance Committee has the authority to retain or terminate the advisor with respect to services provided to the relevant committee; and

•	The advisor meets as needed with the Compensation Committee, without the presence of management.

Peer Companies and Market Comparison

For Fiscal 2016 executive compensation decisions, the Compensation Committee requested Pearl Meyer to provide a full benchmarking analysis in May 2015, which included market pay practices and published survey data. Market pay practices were based on peer group proxy data and published survey data from proprietary general industry executive compensation databases, each when available for the relevant position being benchmarked. When both peer group proxy data and industry survey data are available for the relevant position being benchmarked, Pearl Meyer assigned a weighting of 70% to the peer group data and 30% to the survey data. Additionally, Pearl Meyer provides ongoing qualitative feedback to the Compensation Committee regarding the competitiveness and reasonableness of all elements of the executive compensation program on a regular basis.

For Fiscal 2016, the Compensation Committee considered information regarding market pay practices to assist in making informed decisions on executive pay packages. The Compensation Committee also utilized the market data to assess the overall competitiveness and reasonableness of the Company’s executive compensation program. In Fiscal 2016, the Compensation Committee began to shift its compensation philosophy to begin targeting each specific compensation element and total compensation near the 50th percentile of the market data. The Compensation Committee expects this shift to be gradual over several fiscal years.

The Compensation Committee continues to believe that compensation decisions are complex and the factors that influence the amount of compensation should include the nature and responsibility of the position, market competition for the position, an individual’s experience and past performance and specialized skills, abilities and contributions, tenure with the Company, time and experience in the position and associated institutional knowledge, long-term potential with the Company, Company performance (including past and future performance objectives) as well as peer compensation levels and compensation received from prior employers. Therefore, the compensation of certain executives officers may continue to be compensated at a level above or below the market median.

Establishing a peer group to use to evaluate compensation decisions is difficult because we operate in a specialized industry in which there are few direct peers. In determining the peer group, the Compensation Committee selected publicly traded companies in the same or similar industries that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Compensation Peer Group").

Fiscal 2016 Compensation Peer Group
AAON, Inc.	ESCO Technologies Inc.	Methode Electronics, Inc.
Advanced Energy Industries, Inc.	Flotek Industries, Inc.	Powell Industries, Inc.
Ampco-Pittsburgh Corporation	Graham Corporation	Pulse Electronics Corporation(1)
AZZ Incorporated	The Gorman-Rupp Co	Vicor Corporation

(1)	Pulse Electronics Corporation was acquired by another entity and removed from the Compensation Peer Group on April 13, 2015.

Fiscal 2017 Executive Compensation Changes

The Compensation Committee conducted a thorough review of its executive compensation practices during Fiscal 2016. As a result of this review, the Company has made, or expects to make, the following changes to its compensation practices:

•
Beginning in Fiscal 2016, the Company began to shift its compensation philosophy to target the market median of the Compensation Peer Group for each element of executive compensation (including base salary, long-term incentive and short-term incentive) for each of the Named Executive Officers. The Compensation Committee will also consider supplementary survey data provided by Pearl Meyer. The Compensation Committee expects this change to be relatively gradual over several fiscal years and may include base salary increases and long-term incentive opportunity decreases for certain of the Named Executive Officers.

•
The aggregate grant date fair value of equity awarded to each of Messrs. Peterson and van der Salm decreased from $325,000 in Fiscal 2016 to $300,000 in Fiscal 2017 in connection with our shift in compensation philosophy.

•
The Compensation Committee expects to complete a thorough review of the Compensation Peer Group during Fiscal 2017 to evaluate whether it continues to reflect an appropriate mix of companies of similar size and industry.

•
The Compensation Committee considered the Company's utilization of a single performance metric for each of the short- (Adjusted EPS) and long-term (RTSR) incentive programs during Fiscal 2016. For Fiscal 2017, the Compensation Committee will utilize a more balanced structure, with the performance metrics set forth below for each of the short- and long-term incentive programs ("2017 STIP" and "2017 LTIP," respectively).

The 2017 STIP is structured as follows:

Performance Metric	Weight
Revenue	30%
Adjusted EBITDA	60%
Safety	10%

The 2017 LTIP is structured as follows:

Equity Type	Performance Metric	Weight
Time-Based Restricted Stock Units(1)	N/A	40%
Performance Units(2)	Adjusted EBITDA	40%
Performance Units(2)	RTSR	20%

(1)	Award will vest in three equal annual installments on each of the first, second and third anniversaries of the award date.

(2)    Awards will cliff vest on March 31, 2019.

The Compensation Committee believes these changes will further link executive compensation to the achievement of the Company's operational and financial goals and further align the interests of the Named Executive Officers with the interests of stockholders. Although Adjusted EBITDA is used for both the 2017 STIP and the 2017 LTIP, the Compensation Committee believes this is appropriate because the 2017 STIP employs a one-year goal tied to the Company's operating budget and the 2017 LTIP will focus on cumulative performance over a three-year performance period. The Compensation Committee also believes that the use of Adjusted EBITDA provides a strong incentive for sustained results over the long-term.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation we paid to each Named Executive Officer for Fiscal 2016, and, to the extent required by SEC executive compensation disclosure rules, Fiscal 2015 and Fiscal 2014. In Fiscal 2016, our Named Executive Officers were our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executives serving as executive officers as of March 31, 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Rodney L. Bingham	2016	500,000	200,000	—	—	—	14,098	714,098
Former President and Chief Executive Officer	2015	367,987	—	366,654	—	576,800	21,284	1,332,725
(principal executive officer in Fiscal 2016)	2014	360,500	—	425,722	—	115,360	26,937	928,519

Jay C. Peterson	2016	279,938	—	324,978	—	—	9,030	613,946
Chief Financial Officer	2015	262,848	—	325,009	—	309,000	8,234	905,091
(principal financial officer)	2014	257,500	—	251,583	—	61,800	8,730	579,613

Eric C. Reitler	2016	274,058	—	299,987	—	—	1,080	575,125
Senior Vice President, Global Sales	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

Bruce A. Thames	2016	379,615	437,000	839,987	—	—	79,952	1,736,554
Former Executive Vice President and Chief Operating Officer	2015	—	—	—	—	—	—	—
Current President and Chief Executive Officer	2014	—	—	—	—	—	—	—
(principal executive officer in Fiscal 2017)
Johannes (René) van der Salm	2016	229,298	—	324,978	—	—	8,989	563,265
Senior Vice President, Global Operations	2015	219,465	—	325,009	—	258,000	8,757	811,231
	2014	215,000	—	251,583	—	51,600	8,581	526,764

(1)
The amount reported in this column for Fiscal 2016 for Mr. Bingham represents the one-time cash award approved by the Compensation Committee on July 30, 2015 in lieu of long-term equity compensation for Fiscal 2016. The one-time cash award will be paid to Mr. Bingham on or about July 30, 2016, subject to his continued service through the payment date. The amount reported in this column for Fiscal 2016 for Mr. Thames represents: (a) a sign-on bonus in the amount of $200,000 pursuant to his employment agreement negotiated in connection with his hiring and (b) a discretionary bonus in the amount of $237,000 for Fiscal 2016 performance. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Discretionary Bonuses" for additional information.

(2)
The amounts reported in this column for Fiscal 2016 represent the aggregate grant date fair value of restricted stock unit and performance unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). Except with respect to Mr. Thames' new hire grant, the estimated fair value of the restricted stock unit awards was $24.20 per share, which was the market closing price of our common stock as reported by the NYSE on the grant date of each award. With respect to Mr. Thames' new hire grant, the estimated fair value of the restricted stock unit award was $24.00 per share, which was the market closing price of our common stock as reported by the NYSE on the grant date. The estimated fair value of the performance unit awards was $23.98 per share, which was calculated based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model. The performance units will vest if the TSR performance of the Company's common stock meets or exceeds the predetermined target or maximum performance levels as compared to the S&P 600 Index over the performance period. The grant date fair value of the performance units does not correspond to the actual value that may be recognized by each Named Executive Officer with respect to these awards, which may be higher or lower based on a number of factors, including the Company's performance, the performance of the S&P 600 Index and stock price fluctuations. Under FASB ASC Topic 718, the vesting condition related to the performance units is a market condition and not a performance condition. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" above and the discussion of equity awards contained in Note 13 to the consolidated financial statements included in our 2016 Annual Report.

(3)
None of the Named Executive Officers earned any cash compensation under the 2016 STIP based on Fiscal 2016 performance. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(4)	Amounts reported in this column for Fiscal 2016 are described in more detail in the following table:

Name	Company Contribution to 401(k) ($)	Group Life Insurance($)	Relocation Expenses ($)(a)	Medical Insurance Premiums ($)(b)	Company Provided Vehicle ($)(c)	All Other Compensation Total ($)
Rodney L. Bingham	7,950	1,080	—	—	5,068	14,098
Jay C. Peterson	7,950	1,080	—	—	—	9,030
Eric C. Reitler	—	1,080	—	—	—	1,080
Bruce A. Thames	1,702	1,080	74,404	2,766	—	79,952
Johannes (René) van der Salm	7,950	1,039	—	—	—	8,989

(a)
Mr. Thames' employment agreement, negotiated in connection with his hiring, included a provision requiring the Company to reimburse him for reasonable expenses incurred in connection with his relocation from Tulsa, Oklahoma to the Central Texas area as well as expenses associated with the sale of his current home, up to 2% of the purchase price for closing and other costs associated with the purchase of a new home and tax reimbursements for such relocation expenses. The Company expects to incur the tax reimbursement expense in Fiscal 2017; therefore, the amount included in this column for Fiscal 2016 does not include any tax reimbursements. The Company valued these benefits based on the actual cost reimbursed to Mr. Thames upon presentation of required documentation of the expenses.

(b)
Mr. Thames' employment agreement, negotiated in connection with his hiring, included a provision requiring the Company to reimburse him for COBRA expenses until such time as he became eligible to participate in the Company's group health benefits.

(c)
Mr. Bingham regularly travels by car, including between our facilities in Houston, Texas and our headquarters in San Marcos, Texas. Included in "All Other Compensation" for Mr. Bingham for Fiscal 2016 were payments for the cost of a Company leased vehicle and reimbursements for gas and maintenance on the vehicle.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our Named Executive Officers in Fiscal 2016.

Name	Grant Date	Approval Date (if different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)		All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold	Target	Maximum	Target	Maximum
Rodney L. Bingham	—	—	200,000	500,000	800,000	—	—	—	—

Jay C. Peterson	—	—	79,568	198,919	318,270	—	—	—	—
	7/30/2015	—	—	—	—	9,035	18,070	—	216,659
	7/30/2015	—	—	—	—	—	—	4,476	108,319

Eric C. Reitler	—	—	82,500	206,250	330,000	—	—	—	—
	7/30/2015	—	—	—	—	8,340	16,680	—	199,993
	7/30/2015	—	—	—	—	—	—	4,132	99,994

Bruce A. Thames	—	—	168,000	420,000	672,000	—	—	—	—
	4/27/2015	3/30/2015						17,500	420,000
	7/30/2015	—	—	—	—	11,676	23,352	—	279,990
	7/30/2015	—	—	—	—	—	—	5,785	139,997

Johannes (René) van der Salm	—	—	66,435	166,088	265,740	—	—	—	—
	7/30/2015	—	—	—	—	9,035	18,070	—	216,659
	7/30/2015	—	—	—	—	—	—	4,476	108,319

(1)
The amounts reported in this column represent the threshold, target and maximum incentive opportunities for the 2016 STIP. As noted in the CD&A, based on Fiscal 2016 performance, none of the Named Executive Officers received a Fiscal 2016 bonus under the 2016 STIP. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(2)
The number of shares reported in this column represent the performance units granted to each Named Executive Officer under the LTIP on July 30, 2015. The performance units will vest on March 31, 2018 based upon the Company's achievement of predetermined TSR goals relative to the S&P 600 Index. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.

(3)
Except as noted below, the number of shares reported in this column represent the restricted stock unit awards granted to each Named Executive Officer under the LTIP on July 30, 2015. The restricted stock units will vest in three equal annual installments, beginning on the first anniversary of the date of grant, subject to the Named Executive Officer's continued employment through the applicable vesting date. In addition, Mr. Thames was awarded a new hire restricted stock unit award on April 27, 2015, which vested in full on the first anniversary of the grant date. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.

(4)
For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 2 to the Summary Compensation Table above and Note 13 to the consolidated financial statements included in our 2016 Annual Report.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Description of Employment Agreements

Messrs. Peterson and van der Salm

The Company entered into employment agreements with Messrs. Peterson and van der Salm on May 1, 2014. The material terms of each employment agreement are as follows: (i) an initial term beginning May 1, 2014 and ending March 31, 2015, automatically renewing for subsequent one-year renewal terms unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term; (ii) an initial base salary not to be reduced below $257,500 and $215,000 for Messrs. Peterson and van der Salm, respectively; (iii) each is eligible to receive an annual performance-based bonus if certain annual performance-based targets are met; (iv) each employment agreement contains certain restrictive covenants, including prohibiting the Named Executive Officer from competing with us during his employment and for a period of one year thereafter; and (v) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below. The Company did not make any changes to the employment agreements with Mr. Peterson or Mr. van der Salm for Fiscal 2016.

Mr. Bingham

In connection with the Company's succession planning process, Mr. Bingham entered into a new employment agreement on April 27, 2015. The material terms of his new employment agreement were as follows: (i) a one-year term beginning on April 1, 2015 and ending March 31, 2016; (ii) a base salary of $500,000; (iii) Mr. Bingham was eligible to receive an annual performance-based bonus if certain annual performance-based targets are met; and (iv) certain termination benefits if the Company terminated Mr. Bingham's employment prior to March 31, 2016, as further described in the "Potential Payments Upon Termination or Change in Control" section below.

Mr. Thames

Mr. Thames joined the Company on April 27, 2015 as Executive Vice President and Chief Operating Officer. He entered into an employment agreement in connection with his appointment, the material terms of which are as follows: (i) a two-year term beginning on April 27, 2015 and ending on March 31, 2017, automatically renewing for subsequent one-year renewal terms unless sooner terminated by the Company or Mr. Thames in accordance with the agreement; (ii) a base salary not to be reduced below $420,000; (iii) Mr. Thames is eligible to receive an annual performance-based bonus with a target equal to 100% of his then-current base salary if certain annual performance-based targets are met; (iv) Mr. Thames is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, with an aggregate target grant date fair value equal to 100% of his then-current base salary; (v) a one-time new hire cash payment in the amount of $200,000 paid upon the commencement of his employment; (vi) a one-time new hire equity award consisting of restricted stock units with a grant date fair value equal to $420,000, which vested in full on the first anniversary of his employment; (vii) reimbursement for the premiums associated with obtaining COBRA or similar health care coverage until such time as he becomes eligible to participate in the Company's group health plans; (viii) reimbursement for reasonable moving expenses associated with his relocation to the Central Texas area in accordance with the Company's standard relocation policy, as well as expenses associated with the sale of his current home, up to 2% of the purchase price for closing and other costs associated with the purchase of a new home and tax reimbursements for such relocation expenses (the total amount of reimbursable relocation expenses not to exceed $100,000 without prior approval); and (ix) certain termination and change of control benefits, as described in the "Potential Payments Upon Termination or Change in Control" section below. On May 18, 2016, the Compensation Committee approved a $50,000 increase to Mr. Thames' aggregate relocation allowance.

In connection with his promotion to President and Chief Executive Officer, Mr. Thames entered into a new employment agreement with the Company on May 9, 2016, the material terms of which are as follows: (i) a two-year term beginning on April 1, 2016 and ending on March 31, 2018, automatically renewing for subsequent one-year renewal terms unless sooner terminated by the Company or Mr. Thames in accordance with the agreement; (ii) a base salary not to be reduced below $600,000; (iii) Mr. Thames is eligible to receive an annual performance-based bonus with a target equal to 100% of his then-current base salary if certain annual performance-based targets are met; (iv) Mr. Thames is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, with an aggregate target grant date fair value equal to 100% of his then-current base salary; and (v) certain termination and change of control benefits. as further described in the "Potential Payments Upon Termination or Change in Control" section below.

Mr. Reitler

Mr. Reitler was promoted to the position of Senior Vice President, Global Sales, effective April 1, 2015. Mr. Reitler is currently employed "at will" and is not party to an employment agreement with the Company. However, the terms and conditions of his offer letter dated August 22, 2013 are valid for three years, including (i) Mr. Reitler is eligible to receive annual equity awards pursuant to the Company's long-term incentive program, (ii) Mr. Reitler is eligible to receive an annual performance-based bonus and (iii) certain termination benefits. Mr. Reitler's severance benefits are described further in the section entitled "Potential Payments Upon Termination or Change in Control" section below.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2016.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Rodney L. Bingham	4,000	2,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	4,563	80,126	—	—
	—	—	—	—	—	—	9,567	167,997

Jay C. Peterson	1,000	1,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	10,136	177,988	—	—
	—	—	—	—	—	—	17,515	307,563

Eric C. Reitler	250	250	12.00	5/4/2021	—	—	—	—
	278	280	21.52	8/2/2022	—	—	—	—
	—	—	—	—	6,489	113,947	—	—
	—	—	—	—	—	—	10,949	192,264

Bruce A. Thames	—	—	—	—	23,285	408,885	—	—
	—	—	—	—	—	—	11,676	205,031

Johannes (René) van der Salm	4,000	1,000	12.00	5/4/2021	—	—	—	—
	—	—	—	—	10,136	177,988	—	—
	—	—	—	—	—	—	17,515	307,563

(1)
Except with respect to Mr. Reitler's stock options granted on August 2, 2012, the figures in this column represent stock options granted on May 4, 2011, in connection with our IPO, to each of Messrs. Bingham, Peterson, Reitler and van der Salm, which vested on May 6, 2016. Mr. Reitler's stock options granted on August 2, 2012 will vest in equal annual installments on August 2, 2016 and August 2, 2017.

(2)
Represents (i) 4,563, 2,697, 249 and 2,697 unvested restricted stock units granted on August 1, 2013 vesting on August 1, 2016 to each of Messrs. Bingham, Peterson, Reitler and van der Salm; (ii) 2,963, 912 and 2,963 unvested restricted stock units granted on July 31, 2014 vesting in equal annual installments on July 31, 2016 and 2017 to each of Messrs. Peterson, Reitler and van der Salm, respectively; (iii) 17,500 unvested restricted stock units granted on April 27, 2015 to Mr. Thames that vested on April 27, 2016; (iv) 1,196 unvested restricted stock units granted on September 3, 2013 vesting on September 3, 2016 to Mr. Reitler; and (v) 4,476, 4,132, 5,785 and 4,476 unvested restricted stock units granted on July 30, 2015 vesting in equal annual installments on July 30, 2016, 2017 and 2018 to each of Messrs. Peterson, Reitler, Thames and van der Salm, respectively.

(3)	The market value was calculated based on a market closing price of $17.56 per share of our common stock as reported on the NYSE on March 31, 2016.

(4)
Represents (i) 9,567, 8,480, 2,609 and 8,480 unvested performance units granted on July 31, 2014 vesting on March 31, 2017 to each of Messrs. Bingham, Peterson and van der Salm, respectively; and (ii) 9,035, 8,340, 11,676 and 9,035 unvested performance units granted on July 30, 2015 vesting on July 30, 2018 to each of Messrs. Peterson, Reitler, Thames and van der Salm, respectively. The 9,567 performance units granted to Mr. Bingham on July 31, 2014 are subject to a performance condition for the performance period ending on March 31, 2017. In accordance with the SEC executive compensation disclosure rules, the amounts reported in these columns are based on achieving the target performance goals. The actual number of shares that may be earned in settlement of the performance unit awards will be determined on actual Company performance and may be higher or lower than the number of shares reported in this column.

Fiscal 2016 Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of options by the Named Executive Officers and the vesting of restricted stock units and performance units during Fiscal 2016.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Rodney L. Bingham	—	—	11,717	266,260
Jay C. Peterson	—	—	6,888	166,207
Eric C. Reitler	—	—	2,017	46,015
Bruce A. Thames	—	—	—	—
Johannes (René) van der Salm	—	—	6,888	166,207

(1)
Represents (i) 4,647, 2,711, 117 and 2,711 restricted stock units awarded on August 2, 2012 to each of Messrs. Bingham, Peterson, Reitler and van der Salm, respectively, that vested on August 2, 2015; (ii) 4,563, 2,696, 249 and 2,696 restricted stock units awarded on August 1, 2013 to each of Messrs. Bingham, Peterson, Reitler and van der Salm, respectively, that vested on August 1, 2015; (iii) 1,196 restricted stock units awarded on September 3, 2013 to Mr. Reitler that vested on September 3, 2015; (iv) 1,481, 455 and 1,481 restricted stock units awarded on July 31, 2014 to each of Messrs. Peterson, Reitler and van der Salm that vested on July 31, 2015; and (v) 2,507 restricted stock units awarded on July 31, 2014 to Mr. Bingham that vested on March 31, 2016.

(2)	The value realized was determined by multiplying the number of shares that vested by the per-share closing price of the Company's common stock as reported by the NYSE on the date each award vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative description and table below summarize certain information related to the amount of compensation payable to each of the Named Executive Officers under certain qualifying termination or change in control events. Except as described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, acceleration of equity or other enhanced benefits upon termination of their employment. Payments or benefits other than described below would be at the discretion of the Compensation Committee and the Board.

Employment Agreements - Termination

Rodney Bingham

Mr. Bingham was eligible to receive certain payments upon qualifying termination events pursuant to his employment agreement in effect during Fiscal 2016, which provided for a single term beginning April 1, 2015 and ending on March 31, 2016. Under the terms of Mr. Bingham's employment agreement he was entitled to the following termination benefits: (i) should Mr.

Bingham's employment terminate prior to the end of the term for any reason other than the Company without cause or by reason of death or disability, the Company shall pay Mr. Bingham any earned but unpaid base salary, accrued but unpaid benefits and unreimbursed business expenses; (ii) should Mr. Bingham's employment terminate prior to the end of the term by the Company without cause or by death or disability, the Company shall pay Mr. Bingham or Mr. Bingham's estate any earned but unpaid base salary, accrued but unpaid benefits, unreimbursed business expenses and Mr. Bingham's regular base salary in equal installments in accordance with the Company's normal payroll practice for the remainder of the term; and (iii) Mr. Bingham's outstanding equity award agreements will continue to vest in accordance with the terms and conditions of the original award agreements and the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan, so long as Mr. Bingham remains employed by the Company through the end of the term and subject to his continued service as an independent contractor following the end of the term.

Bruce Thames

Mr. Thames was eligible to receive certain payments upon qualifying termination events pursuant to his employment agreement in effect during Fiscal 2016, which provided for an initial term beginning April 27, 2015 and ending on March 31, 2017. The material terms of his employment agreement were as follows: (i) if at any time on or prior to March 31, 2017 Mr. Thames resigns his employment with good reason or the Company terminates his employment other than for cause, death or disability, then the Company will pay Mr. Thames (a) base salary and any accrued employment benefits as required by applicable law, pro-rated through the termination date, (b) any earned but unpaid annual bonus from a prior fiscal year and a prorated portion of the annual bonus from the current fiscal year based on actual Company performance (provided that Mr. Thames is employed for at least nine (9) months during such fiscal year), (c) any unreimbursed business expenses incurred through the termination date, and (d) severance in the form of a base salary continuation for a period of twenty-four (24) months following the termination date; (ii) if Mr. Thames resigns his employment with good reason or the Company terminates his employment other than for cause, death or disability after March 31, 2017, he will be entitled to the payments listed in (i) above, except that the severance period will be reduced to twelve (12) months; and (iii) should Mr. Thames' employment terminate for any reason other than by Mr. Thames with good reason, by the Company without cause or by reason of death or disability, then the Company shall pay Mr. Thames any earned but unpaid base salary, accrued but unpaid benefits and unreimbursed business expenses. For the purposes of Mr. Thames' employment agreement, the definition of "good reason" means any of the following without consent: (i) the assignment of any duties or responsibilities materially inconsistent with position and title, or a material reduction in responsibilities and authority, except in connection with the termination of employment for Cause, Disability or death; (ii) a reduction by the Company in base salary, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; (iii) the failure by the Company to promote on or before April 1, 2016 to Chief Executive Officer with his base salary being at or near the 50th percentile of the Company’s compensation peer group and benefits equal to or greater than that currently provided under the agreement; or (iv) requiring relocation or services to be performed on a regular basis more than 25 miles from the principal place of business as of the date hereof.

Mr. Thames and the Company entered into a new employment agreement, effective April 1, 2016, in connection with his promotion to President and Chief Executive Officer. The material terms of the new employment agreement with respect to Mr. Thames' resignation with good reason or termination by the Company without cause or for death or disability are similar to the above, except that the initial term was extended to March 31, 2018.

Jay Peterson and Johannes (Rene) van der Salm

Messrs. Peterson and van der Salm are eligible to receive certain payments upon qualifying termination events pursuant to their current employment agreements. Each employment agreement provides for an initial term beginning May 1, 2014 through March 31, 2015 (the "initial term") and will renew automatically for subsequent one-year terms (each, a "renewal term") unless the executive or the Company provides notice of non-renewal of the agreement at least thirty days prior to the expiration of the initial term or any subsequent renewal term.

Under the employment agreements, Messrs. Peterson and van der Salm are entitled to the following termination benefits: (i) if the Named Executive Officer resigns his employment with “good reason” or if the Company terminates the executive’s employment other than for “cause,” death, or “disability” (as defined below) at any time during the initial term or any subsequent renewal term or if the Company provides the executive with a notice of non-renewal effective at the expiration of the initial term and should the Company terminate executive’s employment other than for "cause," death or "disability" or executive resigns his employment with "good reason" within twelve months following the expiration of the initial term, the executive is entitled to receive any unpaid base salary and accrued employment benefits through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for twelve months; or (ii) if the Company provides the executive with a notice of non-renewal and should the Company terminate executive’s employment other than for cause, death or disability or executive resigns his employment with good reason within twelve months following the expiration of a renewal term, the executive is entitled to receive any unpaid base salary and accrued employment benefits through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of executive’s base salary for six months.

Under each employment agreement, "cause" means: (i) the commission by the executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by executive of any law regarding employment discrimination or sexual harassment; (v) the failure by executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to executive; (vi) the repeated failure by executive to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to executive; (vii) the unauthorized dissemination by executive of confidential information in violation of the employment agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding executive (including executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of executive; (ix) the Company’s discovery that, prior to executive’s employment with the Company, executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by executive of the employment agreement that is not cured within 30 days after notice to executive.

Under each employment agreement, "good reason" means any of the following without executive’s consent: (i) the assignment to executive of any duties or responsibilities materially inconsistent with executive’s position and title, or a material reduction in executive’s responsibilities and authority, except in connection with the termination of executive’s employment for cause, disability or death; (ii) a reduction by the Company in executive’s base salary below the initial base salary set forth in the employment agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring the executive to relocate or perform services on a regular basis more than 25 miles from the principal place of business as of the date of the agreement, or, in the event executive consents to any relocation, the failure by the Company to pay (or reimburse executive) for reasonable moving expenses under the Company relocation policy in effect at the time of the relocation.

Eric Reitler

Mr. Reitler is not currently party to an employment agreement. However, the terms of his offer letter dated August 22, 2013 include eligibility to receive certain payments if he resigns his employment with good reason or the Company terminates his employment without cause, including: (a) base salary and any accrued employment benefits as required by applicable law, pro-rated through the termination date, (b) a bonus for the current fiscal year, subject to certain requirements, (c) any unreimbursed business expenses incurred through the termination date, and (d) severance in the form of a base salary continuation for a period of twelve months following the termination date.

Equity Agreements - Termination

The definitions of "cause," "good reason" and "disability," in each of the equity award agreements described below, when applicable, are substantially similar to the definitions in the employment agreements described above.

Restricted Stock Unit Award Agreements dated August 1, 2013, July 31, 2014 (Bingham, Peterson, Reitler and van der Salm), September 1, 2013 (Reitler), July 30, 2015 (Peterson, Reitler and van der Salm) and September 3, 2013 (Reitler)

The restricted stock unit award agreements dated August 1, 2013, July 31, 2014 and July 30, 2015 provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment shall immediately vest on a pro-rata basis as determined by the number of whole months that holder was employed during the vesting period. The remaining portion of the award shall be immediately forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.

Restricted Stock Unit Award Agreements dated April 27, 2015 and July 30, 2015 (Thames)

Mr. Thames' restricted stock unit award agreements dated April 27, 2015 and July 30, 2015 provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment shall immediately vest in full. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.

Performance Unit Award Agreements dated August 1, 2013 (Bingham, Peterson and van der Salm)

The performance unit award agreements dated August 1, 2013 provide that if the Company terminates the holder other than for cause or due to death or disability, then the number of shares of stock subject to the award with respect to the performance period ending immediately following the holder's termination shall be earned if and to the extent that the shares would have been earned absent such termination of employment; provided, however, the number of shares of stock subject to the award that are earned and delivered to holder shall be prorated based on the number of whole months that holder was employed during such performance period. The holder shall not be eligible to receive any shares of stock for any performance period that ends after the fiscal year in which the holder's termination of employment occurs. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.

Performance Unit Award Agreements dated July 31, 2014 (Bingham, Peterson and van der Salm) and July 30, 2015 (Peterson, van der Salm, Reitler and Thames)

The performance unit award agreements dated July 31, 2014 and July 30, 2015 provide that if the Company terminates the holder other than for cause or due to death or disability, then the award will be earned and settled in accordance with the original terms of the agreement, except that the number of shares of stock subject to the award that are earned and delivered shall be pro-rated based on the number of whole months of employment, except with respect to the July 30, 2015 award to Mr. Thames which shall not be subject to pro-ration. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment shall be immediately forfeited and canceled by the Company.

If, as of March 31, 2016, we terminated the employment of a Named Executive Officer other than for cause, death or disability or he terminated his employment with good reason, he would have been entitled to receive the following:

Named Executive Officer	Severance (Base Salary Continuation) (1)($)	Bonus for Fiscal 2016 ($)	Acceleration of Stock Options ($)	Acceleration of Restricted Stock Units ($)(2)	Acceleration of Performance Units ($)(2)(3)	Total ($)
Rodney L. Bingham	—	200,000	—	53,418	—	253,418
Jay C. Peterson	300,000	—	—	66,342	76,878	443,220
Eric C. Reitler	275,000	—	—	39,686	48,062	362,748
Johannes (René) van der Salm	240,000	—	—	66,342	76,878	383,220
Bruce A. Thames	840,000	—	—	408,885	205,031	1,453,916

(1)
The applicable severance period for resignation with good reason or termination by the Company other than for cause, death or disability as of March 31, 2016 was zero, twelve, twelve, twelve and twenty-four months for each of Messrs. Bingham, Peterson, Reitler, van der Salm and Thames, respectively.

(2)	For purposes of this calculation, the Company utilized a market closing price of $17.56 per share of our common stock as reported on the NYSE on March 31, 2016.

(3)
For purposes of this calculation, we assumed that the performance goal was deemed satisfied at the target level. Pursuant to the July 31, 2014 and July 30, 2015 performance unit award agreements (i) the shares will be issued in settlement of the award at the conclusion of the performance period on March 31, 2017 and March 31, 2018, respectively and (ii)

the shares will only be earned to the extent that the Company meets or exceeds the performance goals under the original terms of the agreement.

Change In Control

The employment agreement entered into on April 27, 2015 with Mr. Bingham did not provide for any separate benefits upon termination in connection with a change in control.

The employment agreements entered into with Messrs. Peterson and van der Salm effective May 1, 2014 provide that if, within twelve months following a "change in control," the employment is terminated by the Company other than for cause, death or disability or if the executive resigns his employment with good reason, then the he is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of base salary for eighteen months.

Mr. Reitler's offer letter dated August 21, 2013 does not provide for any separate benefits upon termination in connection with a change in control. Accordingly, upon a termination following a change in control, Mr. Reitler would receive the same level of benefits as for a termination prior to a change in control.

The employment agreement entered into on April 27, 2015 with Mr. Thames provides that if, within twelve months following a change in control, Mr. Thames' employment is terminated by the Company other than for cause, death or disability or if he resigns his employment with good reason, then the he is entitled to receive any unpaid base salary and accrued employment benefit through the date of termination, any bonus earned from a prior year but not yet paid, a bonus for the current fiscal year, subject to certain requirements, and continuation of base salary for twenty-four months.

As of March 31, 2016, the Named Executive Officers held unvested stock options, restricted stock units and performance units granted under the LTIP. Under the LTIP, in the event of a "change in control," the Board, in its discretion may provide for the accelerated vesting of outstanding equity awards, including deeming the performance measure applicable to some or all outstanding awards to be satisfied at any level.

For purposes of both the employment agreements and the LTIP, a change in control is generally defined to include:

•	Acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	Certain reorganizations, mergers, or consolidations; or

•	A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Assuming that a change in control occurred effective as of March 31, 2016 and the Board exercised its discretion to require that all outstanding options, restricted stock units and performance units be surrendered and for the holder to receive a cash payment equal to (i) the number of shares subject to the option multiplied by the excess, if any, of the fair market value per share over the exercise price, (ii) the number of shares of common stock subject to the restricted stock unit award multiplied by the fair market value per share, and (iii) the number of shares of common stock subject to the performance unit award (and assuming that the performance measures are deemed satisfied at the maximum performance level) multiplied by the fair market value per share, each of the Named Executive Officers would have received a cash payment as follows:

Named Executive Officer	Severance (Base Salary Continuation) ($)(1)	Bonus for Fiscal 2016 ($)	Acceleration of Stock Options ($)(2)	Acceleration of Restricted Stock Units ($)(2)(3)	Acceleration of Performance Units ($)(2)(3)	Total ($)
Rodney L. Bingham	—	200,000	11,120	80,126	335,993	627,239
Jay C. Peterson	450,000	—	5,560	177,988	615,127	1,248,675
Eric C. Reitler	275,000	—	1,390	113,947	384,529	499,866
Johannes (René) van der Salm	360,000	—	5,560	177,988	615,127	1,158,675
Bruce A. Thames	840,000	—	—	408,885	410,061	1,658,946

(1)
The applicable severance period for termination in connection with a change in control as of March 31, 2016 was zero, eighteen, twelve, eighteen and twenty-four months continuation of base salary for each of Messrs. Bingham, Peterson, Reitler, van der Salm and Thames, respectively.

(2)	For purposes of this calculation, the Company utilized a market closing price of $17.56 per share of our common stock as reported on the NYSE on March 31, 2016.

(3)	For purposes of this calculation, we assumed that the performance measures associated with the performance units were deemed satisfied at the maximum level.

Fiscal 2017 Employment Agreements

The employment agreement entered into on May 9, 2016 with Mr. Thames provides that if, within twenty-four (24) months following a change in control, he resigns his employment with good reason or the Company terminates his employment other than for cause, death or disability, then the Company will pay (i) his base salary and any accrued employment benefits as required by applicable law, pro-rated through the termination date, (ii) any earned but unpaid annual bonus from a prior year and a pro-rated portion of the annual bonus from the current fiscal year based on actual Company performance (provided that he is employed for at least nine (9) months during such fiscal year), (iii) any unreimbursed business expenses incurred through the termination date, and (iv) severance in the form of (A) base salary continuation for a period of thirty-six (36) months following the termination date if termination occurs during the initial term or twenty-four (24) months if termination occurs during a renewal term (each, the "Severance Period," as applicable), (B) one lump-sum cash severance payment equal to the number of months in the applicable Severance Period multiplied by the greater of (I) the target short-term incentive opportunity in the most recently completed fiscal year or (II) the average of the actual payouts under the Company's short-term incentive plan for the last three most recently completed fiscal years, (C) one lump-sum cash severance payment calculated by the Company in its sole discretion equal to the cost of the Mr. Thames' monthly COBRA premiums multiplied by the number of months in the Severance Period and (D) Mr. Thames shall be entitled to one hundred percent vesting of any outstanding annual equity awards made on or after the effective date of the employment agreement at target or actual performance at the time of termination, whichever is greater.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION

OF OUR EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act"), we are asking you to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to approve, reject or abstain from voting with respect to our Fiscal 2016 executive compensation program and policies and the compensation paid to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. The Company's stockholders have expressed a preference for holding such a vote every year and the Company anticipates that it will continue to hold a say-on-pay vote each year for the foreseeable future.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s compensation of the Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee, or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders and our commitment to high standards of corporate governance.

The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•	management’s interests should be closely aligned with the interests of our stockholders;

•	compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•	differences in compensation should reflect differing levels of responsibilities; and

•	performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The Compensation Discussion and Analysis included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee during Fiscal 2016 in more detail. You are encouraged to read the full details of our executive compensation program and policies as described the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure set forth in this Proxy Statement.

For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers in Fiscal 2016, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution for the reasons outlined above.

OTHER MATTERS

The Board is not aware of any other business to be presented for a vote of the stockholders at the 2016 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2016 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2017 Annual Meeting, our General Counsel must receive the proposal no later than February 10, 2017. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: General Counsel, Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continue to own a minimum number of shares until the 2017 Annual Meeting and appear in person or through an authorized representative at the 2017 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2017 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2017 Annual Meeting from the stockholder no earlier than February 10, 2017 and no later than March 12, 2017. The notice must contain the information required by our Bylaws.

Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2016 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2016 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2016 Annual Meeting. Written requests for the 2016 Annual Report should be directed to our General Counsel at Thermon Group Holdings, Inc., 100 Thermon Drive, San Marcos, Texas 78666. If you would like to receive a copy of any exhibits listed in the 2016 Annual Report, please call (512) 396-5801 or submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2016 Annual Report and these exhibits are also available in the "Investor Relations" section of our website located at http://ir.thermon.com.

It is important that your shares be voted at the 2016 Annual Meeting, regardless of the number of shares that you hold.

ANNUAL MEETING OF STOCKHOLDERS OF

THERMON GROUP HOLDINGS, INC.

July 27, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS: The Notice of Annual Meeting of Stockholders, Annual Report on Form 10-K, Proxy Statement and Form of Electronic Proxy Card are available at http://proxy.thermon.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830300000000000000 8 072716

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election as directors each of the nominees listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Marcus J. George
- ○ Richard E. Goodrich
- ○ Kevin J. McGinty
- ○ John T. Nesser, III
- ○ Michael W. Press
- ○ Stephen A. Snider
- ○ Charles A. Sorrentino
- ○ Bruce A. Thames

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2016 Annual Report on Form 10-K.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THERMON GROUP HOLDINGS, INC.

100 Thermon Drive

San Marcos, Texas 78666

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Peterson and Sarah Alexander as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 1, 2016, at the Annual Meeting of Stockholders to be held at the Houston Airport Marriott at George Bush Intercontinental, 18700 John F. Kennedy Blvd, Houston, Texas 77032 on July 27, 2016, 11:30 a.m. Central Time, or any adjournment or postponement thereof, upon matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

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